Exhibit 10.1

Execution Version

FINANCING AGREEMENT

dated as of October 31, 2019

among

USA TECHNOLOGIES, INC.
as Borrower,

THE OTHER SUBSIDIARIES OF USA TECHNOLOGIES, INC. FROM TIME TO TIME PARTY HERETO
as Guarantors,

VARIOUS LENDERS FROM TIME TO TIME PARTY HERETO,

and

CORTLAND CAPITAL MARKET SERVICES LLC,
as Administrative Agent and Collateral Agent

- ii -

- iii -

- iv -

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	4.1	Jurisdictions of Organization and Qualification
	4.2(a)	Capital Stock and Ownership
	4.11	Taxes
	4.12	Real Estate Assets
	4.13	Environmental Matters
	4.14	Defaults
	4.15	Material Contracts
	4.22	Intellectual Property
	4.23	Equipment
	4.25	Insurance
	4.28	Bank Accounts and Securities Accounts
	4.32	Indebtedness
	5.15	Certain Post-Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.7	Certain Investments
	6.11	Sales and Lease Backs
	6.12	Certain Affiliate Transactions
	8.1(h)	Certain Litigation Matters

EXHIBITS:	A	Form of Funding Notice
	B	Form of Compliance Certificate
	C	Form of Assignment Agreement
	D	Form of Certificate Regarding Non-Bank Status
	E	Form of Closing Date Certificate
	F	Form of Counterpart Agreement
	G	Form of Pledge and Security Agreement
	H	Form of Subordination Agreement
	I	Form of Note
	J	Form of Solvency Certificate
	K	Form of Intercompany Subordination Agreement

- v -

FINANCING AGREEMENT

This FINANCING AGREEMENT dated as of October 31, 2019, is entered into by and among USA TECHNOLOGIES, INC., INC., a Pennsylvania corporation ("Company" and together with each other Person that executes a joinder agreement and becomes a "Borrower" hereunder, each, a "Borrower" and, collectively, "Borrowers"), and the Subsidiaries of Company from time to time party hereto, as Guarantors, the Lenders from time to time party hereto, and CORTLAND CAPITAL MARKET SERVICES LLC and its successors to serve as administrative agent and collateral agent under the Loan Documents (in such capacities, the “Administrative Agent” and the “Collateral Agent,” as applicable, and from time to time referred to herein without differentiation as an “Agent” and, collectively as the “Agents”).

W I T N E S S E T H:

   WHEREAS, capitalized terms used in the preamble or these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend a credit facility to Borrowers consisting of a term loan in an aggregate principal amount not exceeding $30,000,000, the proceeds of which will be used as described in Section 2.4 and which will be disbursed in multiple draws consisting of (x) $15,000,000 on the Closing Date and (y) one Subsequent Draw of $15,000,000 during the Subsequent Draw Period;

WHEREAS, Borrowers have agreed to secure all of their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a Lien on all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Subsidiaries; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrowers hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties a Lien on all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1.          Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

"Additional Cleansing Materials" has the meaning specified in Section 5.1(f).

"Administrative Agent" has the meaning specified in the preamble hereto.

"Administrative Agent's Account" means an account at a bank designated by Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to Administrative Agent under this Agreement and the other Loan Documents.

"Adverse Proceeding" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any mediator or arbitrator, whether pending or, to the knowledge of Company or any of its Subsidiaries, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.

"Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person.  For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 10% or more of the Securities having ordinary voting power for the election of members of the Board of Directors (or similar governing body or Persons performing similar governing functions) of such Person, or (b) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Securities or by contract or otherwise.  Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender or any of their Affiliates or Related Funds be considered an "Affiliate" of any Loan Party.

"Agent" and “Agents” have the meaning specified in the preamble hereto.

"Aggregate Amounts Due" has the meaning specified in Section 2.12.

"Aggregate Payments" has the meaning specified in Section 7.2.

"Agreement" means this Financing Agreement and any annexes, exhibits and schedules attached hereto as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

"Antara Capital" means Antara Capital Master Fund LP, a Cayman Islands exempted limited partnership.

"Anti-Terrorism Laws" means any Requirement of Law relating to terrorism or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (the "Bank Secrecy Act"), (c) the USA Patriot Act, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury's Office of Foreign Assets Control ("OFAC"), (e) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (f) any applicable law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (g) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced and all other present and future applicable legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

"Arm’s Length Terms" means, as of any applicable time of determination, terms no less favorable to Borrowers and/or any applicable Subsidiary thereof than those terms that would be obtainable in an arm’s length transaction between unaffiliated and disinterested Persons in a transaction in which neither Person is under undue pressure to complete such transaction.

"Asset Sale" means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to (other than to or with a Loan Party), or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Loan Party's businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Loan Party, other than inventory sold, inventory or equipment licensed in the ordinary course of business, inventory or equipment leased in the ordinary course of business or leases, related equipment and/or receivables sold pursuant to a Permitted Receivables Finance Program or a Permitted Equipment/Lease Sale Program.  For purposes of clarification, "Asset Sale" shall include (a) the sale or other disposition for value of any contracts and (b) the early termination or modification of any contract resulting in the receipt by any Loan Party of a Cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).

"Assignment Agreement" means an Assignment and Assumption Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by Administrative Agent.

"Authorized Officer" means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person's chief financial officer or treasurer.

"Bail-In Action" shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

"Bail-In Legislation" shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

"Bank Secrecy Act" has the meaning specified in the definition of "Anti-Terrorism Laws".

"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.

"Beneficial Ownership Certification" means, to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certification regarding beneficial ownership in relation to such Borrower as required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

"Beneficiary" means each Agent and Lender.

"Blocked Person" means any Person:

(a)          that (i) is publicly identified on the most current list of "Specially Designated Nationals and Blocked Persons" published by OFAC or any other list of sanctioned persons maintained by OFAC or the U.S. Department of State, (ii) resides, or is organized or chartered in a country or territory that is the subject of a comprehensive OFAC Sanctions Programs or OFAC embargo program or (iii) is prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Anti-Terrorism Law;

(b)          that is owned or controlled by, or that is acting for or on behalf of, any Person described in clause (a) above; or

(c)          which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or OFAC Sanctions Program.

"Board of Directors" means (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

"Borrower" and "Borrowers" have the respective meanings specified in the preamble hereto.

"Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other Governmental Act to close.

“Cantaloupe Acquisition” means the merger of USAT, Inc. with and into Cantaloupe Systems, Inc. pursuant to which Cantaloupe Systems, Inc. became a wholly-owned Subsidiary of the Company as evidenced by that certain Agreement and Plan of Merger, dated as of November 9, 2017, among the Company, USAT, Inc., Cantaloupe Systems, Inc. and Shareholder Representative Services, LLC.

"Capital Asset" means, with respect to Company and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a consolidated balance sheet of Company and its Subsidiaries.

"Capital Expenditures" means, with respect to Company and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by Company and its Subsidiaries during such period, as determined in accordance with GAAP.

"Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a "synthetic lease" (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

"Cash" means money, currency or a credit balance in any demand or Deposit Account.

"Cash Equivalents" means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) marketable securities issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's, (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000, and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody's.

"Certificate Regarding Non-Bank Status" means a certificate substantially in the form of Exhibit D.

"Change of Control" means, at any time, any of the following occurrences:

(a)          the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor and (ii) Antara Capital), in a single transaction or in a related series of transactions, including by way of merger, amalgamation, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Capital Stock representing more than 30% of the total voting power of all of the outstanding voting stock of Company;

(b)          a majority of the members of the Board of Directors of Company cease to be composed of individuals (i) who were members of that Board of Directors on the date of this Agreement, (ii) whose election or nomination to the Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors;

(c)          Company shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of each other Loan Party (other than as a result of any sale or other disposition of all Capital Stock of a Loan Party permitted under this Agreement); or

(d)          the sale, lease or transfer, in a single transaction or in a related series of transactions, of all or substantially all of the assets of Company and its Subsidiaries, taken as a whole, to any Person.

"Cleansing Materials" has the meaning specified in Section 5.1(f).

"Closing Date" means the date on which the initial $15,000,000 Term Loan is made hereunder.

"Closing Date Certificate" means a Closing Date Certificate substantially in the form of Exhibit E.

"Collateral" means, collectively, all of the real, personal and mixed property (including Capital Stock) and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person pursuant to the Collateral Documents as security for the Obligations.

"Collateral Agent" has the meaning specified in the preamble hereto.

"Collateral Access Agreement" means a collateral access agreement in form and substance satisfactory to the Required Lenders.

"Collateral Documents" means the Pledge and Security Agreement, any Mortgages, any Collateral Access Agreements, any Control Agreements, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations, in each case, as such Collateral Documents may be amended, amended and restated or otherwise modified from time to time.

"Commitment" means, collectively, any Term Loan Commitment and any Subsequent Draw Commitment.

"Commitment Termination Fee" has the meaning set forth in Section 2.13.

"Company" has the meaning specified in the preamble hereto.

"Company Materials" has the meaning specified in Section 5.1.

"Compliance Certificate" means a Compliance Certificate substantially in the form of Exhibit B.

"Consolidated EBITDA" means, for any period of determination, an amount determined for Company and its Subsidiaries on a consolidated basis for the most recently reported four fiscal quarter period equal to:

(a)          the sum, without duplication, of the amounts for such most recently reported four fiscal quarter period of

(i)          Consolidated Net Income, plus

(ii)         Consolidated Interest Expense, plus

(iii)        provisions for taxes based on income, plus

(iv)         total depreciation expense, plus

(v)          total amortization expense, plus

(vi)       one time Cash charges which reduce Consolidated Net Income and which are non-recurring costs, fees and expenses (including professional and advisory fees and expenses), including, without limitation, (i) acquisition and integration Cash charges incurred in connection with the Cantaloupe Acquisition, (ii) Cash charges related to investigations, litigation and settlements and associated professional and advisory fees, (iii) the Transaction Costs and (iv) any other one time out-of-pocket transaction costs, fees and expenses incurred in connection with any Asset Sales, Permitted Acquisition and the equity issuance transaction contemplated by that Stock Purchase Agreement dated as of October 9, 2019, between the Company and Antara; provided that any amount added back pursuant to this clause (vi) shall not exceed $5,000,000 in any four fiscal quarter period, plus

(vii)       other non-Cash items reducing Consolidated Net Income for the most recently reported twelve consecutive month period (excluding herefrom any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), minus

(b)          the sum, without duplication of the amounts for such most recently reported four fiscal quarter period of (i) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus (ii) interest income, plus (iii) gains arising out of discontinued operations;

"Consolidated Fixed Charge Coverage Ratio" means, on any date, the ratio of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date to Consolidated Fixed Charges for such period.

"Consolidated Fixed Charges" means, for any period, the sum (without duplication) of (a) Consolidated Interest Expenses paid in cash for such period, (b) scheduled amortization payments made during such period on account of principal of Funded Indebtedness of Company or any of its Subsidiaries (excluding, for the avoidance of doubt, the payoff of Existing Indebtedness), (c) income taxes paid in cash during such period and (d) Capital Expenditures paid in cash during such period (excluding the principal amount of Indebtedness incurred during such period to finance such expenditures, but including any repayments of any Indebtedness incurred during such period or an prior period to finance such expenditures).

"Consolidated Interest Expense" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Funded Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements.

"Consolidated Net Income" means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

"Consolidated Total Funded Debt" means, as at any date of determination for any Person, the sum of (a) aggregate principal amount (or stated balance sheet amount, if larger) of all Funded Indebtedness of the of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP plus (b) all original issue discount in respect of such Indebtedness, to the extent that an amount equal to such original issue discount was eliminated from Indebtedness in accordance with GAAP.

"Consolidated Total Leverage Ratio" means, on any date, the ratio of Consolidated Total Funded Indebtedness as of such day to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

"Consolidated Working Capital" means, at any time, (a) the consolidated current assets of Company and its Subsidiaries at such time (other than Cash and Cash Equivalents and amounts related to current or deferred taxes on income or profits) that would, in accordance with GAAP, be classified on a consolidated balance sheet of Company and its Subsidiaries as current assets at such time minus (b) the consolidated current liabilities of Company and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement, the current portion of any other long-term Indebtedness which would otherwise be included therein, accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), any liability that is not Indebtedness and will not be settled in Cash or Cash Equivalents within the 12 months following the date of determination, the effects of purchase accounting and accruals for current or deferred taxes based on income or profits, that would, in accordance with GAAP, be classified on a consolidated balance sheet of Company and its Subsidiaries as current liabilities at such time.

"Contractual Obligation" means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

"Control Agreement" means a control agreement, in form and substance satisfactory to Collateral Agent, executed and delivered by a Loan Party, Collateral Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

"Counterpart Agreement" means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Loan Party pursuant to Section 5.10.

"Credit Date" means the date of a Credit Extension.

"Credit Extension" means the making of a Loan.

"Debtor Relief Law" means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

"Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

"Default Rate" means any interest payable pursuant to Section 2.7.

"Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

"Disqualified Capital Stock" means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in Cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Capital Stock that would constitute Disqualified Capital Stock.

"Dollars" and the sign "$" mean the lawful money of the United States of America.

"Early Prepayment" has the meaning set forth in Section 2.8(b)(i).

"ECF Percentage" means, for any fiscal year, (a) seventy-five percent (75%) if the Consolidated Total Leverage Ratio as of the end of such fiscal year is greater than or equal to 7.00:1.00, (b) fifty percent (50%) if the Consolidated Total Leverage Ratio as of the end of such fiscal year is greater than or equal to 6.00:1.00 but less than 7.00:1.00, (c) twenty-five percent (25%) if the Consolidated Total Leverage Ratio as of the end of such fiscal year is greater than or equal to 5.00:1.00 but less than 6.00:1.00 and (d) zero percent (0%) if the Consolidated Total Leverage Ratio as of the end of such fiscal year is less than 5.00:1.00.

"EEA Financial Institution" shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Eligible Assignee" means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, and (c) any other Person (other than a natural Person) approved by Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company (such consent of the Company not to be unreasonably withheld, delayed or conditioned); provided (i) neither Company nor any Affiliate of Company shall, in any event, be an Eligible Assignee and (ii) no Person owning or controlling any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party (in each case, unless approved by Administrative Agent) shall, in any event, be an Eligible Assignee and each assignee will so represent in the applicable Assignment and Assumption.

"Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA (other than any Multiemployer Plan) which is sponsored, maintained or contributed to by, or required to be contributed by, any Loan Party or any of its ERISA Affiliates.

"Environmental Claim" means any complaint, summons, citation, investigation, notice, directive, notice of violation, order, claim, demand, action, litigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or any other Person, involving (a) any actual or alleged violation of any Environmental Law, (b) any Hazardous Material or any actual or alleged Hazardous Materials Activity, (c) injury to the environment, natural resource, any Person (including wrongful death) or property (real or personal) in connection with Hazardous Materials or actual or alleged violations of Environmental Laws, or (d) actual or alleged Releases or threatened Releases of Hazardous Materials either (i) on, at or migrating from any assets, properties or businesses currently or formerly owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest, (ii) from adjoining properties or businesses, or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

"Environmental Laws" means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, decrees, permits, licenses or binding determinations of any Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) the manufacture, generation, use, storage, transportation, treatment, disposal or Release of Hazardous Materials; or (b) occupational safety and health, the protection of the environment, human, plant or animal health or welfare.

"Environmental Liabilities and Costs" means all liabilities, monetary obligations, losses (including monies paid in settlement), damages, punitive damages, natural resources damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred in connection with any Remedial Action, any Environmental Claim, or any other claim or demand by any Governmental Authority or any Person that relates to any actual or alleged violation of Environmental Laws, actual or alleged exposure or threatened exposure to Hazardous Materials, or any actual or alleged Release or threatened Release of Hazardous Materials.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

"ERISA Affiliate" means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.  Any former ERISA Affiliate of a Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Person and with respect to liabilities arising during such period (but, for the avoidance of doubt, not after such period) for which such Person would be liable under the Internal Revenue Code or ERISA.

"ERISA Event" means (a) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for notice to the PBGC has been waived by regulation); (b) the failure by any Loan Party or any ERISA Affiliate to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure by any Loan Party or any ERISA Affiliate to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure by any Loan Party or any ERISA Affiliate to make any required contribution to a Multiemployer Plan under Section 431 or 432 of the Internal Revenue Code; (c) the receipt by any Loan Party or any ERISA Affiliate from the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by a Loan Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Loan Party or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any Loan Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of any Loan Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability therefor, or the receipt by any Loan Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against any Loan Party or any of its  ERISA Affiliates in connection with any Employee Benefit Plan; or (i) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

"EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

"Event of Default" means each of the conditions or events set forth in Section 8.1.

"Excess Cash Flow" means for any fiscal year of Company, the excess (calculated using audited financial statements for the relevant period to the extent such financial statements have been delivered to the Administrative Agent as required to be delivered pursuant to Section 5.1(c)), if any, of (a) Consolidated EBITDA minus (b) the sum, without duplication, of (i) the amount of cash taxes paid by Company and its Subsidiaries during such fiscal year, (ii) Consolidated Interest Expense during such fiscal year, (iii) the aggregate amount of Capital Expenditures made in cash during such fiscal year, except to the extent that such Capital Expenditures were financed with the proceeds of Asset Sales, sales or issuances of Capital Stock, capital contributions, insurance or Indebtedness, (iv) any increase in Consolidated Working Capital for such fiscal year (other than any increase arising from any Permitted Acquisition or disposition), (v) any regularly scheduled principal payments of Indebtedness (in the case of any revolving Indebtedness, so long as any such payment is accompanied by a permanent reduction in commitment) so long as any such payments are made with funds internally generated by Company and its Subsidiaries and (vi) upfront payments of Cash received in connection with any Permitted Lease Receivables Finance Program, Permitted Equipment/Lease Sales Program and/or Qualified Collection/Processing Arrangement, plus (c) the sum, without duplication, of (i) the aggregate amount of cash tax refunds received by Company and its Subsidiaries during such fiscal year, (ii) the aggregate amount of cash interest income of Company and its Subsidiaries and (iii) any decrease in Consolidated Working Capital for such fiscal year (other than any decrease arising from any Permitted Acquisition or disposition).

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

"Excluded Accounts" means (a) payroll, payroll taxes or employee benefit accounts, and (b) accounts containing funds of the types as deposits securing Liens described in clauses (f) and (g) of the definition of "Permitted Liens" and (c) Third Party Lease Payment Accounts.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by the Recipient's net income (however denominated) and franchise Taxes imposed on the Recipient, in both cases, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) as the result of any other present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document), (b) in the case of a Lender, United States federal income withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which such Lender becomes a party hereto or such Lender changes its lending office, except that this clause (b) shall not apply to the extent that, the assignment or change in lending office was requested by a Loan Party or, pursuant to Section 2.15 amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.15(d) and (d) Taxes imposed under FATCA.

"Existing Indebtedness" means Indebtedness and other obligations outstanding under the JPMorgan Credit Agreement.

"Extraordinary Receipts" means any Cash received by Company or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.9(a) through (e) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (d) indemnity payments to the extent such payments do not constitute reimbursement for out-of-pocket expenses and (e) any purchase price adjustment received in connection with any purchase agreement.

"Fair Share" has the meaning specified in Section 7.2.

"Fair Share Contribution Amount" has the meaning specified in Section 7.2.

"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.

"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code, in effect as of the date of this Agreement and any current regulations or official interpretations thereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any law, regulation, rule, promulgation or official agreement implementing an official government agreement or intergovernmental agreement with respect to the foregoing.

"FCPA" has the meaning specified in Section 7.2.

"Federal Funds Effective Rate" means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent for the day for such transactions from two or more federal funds brokers of recognized standing selected by it in good faith.

"Fee Letter" means the letter agreement dated as of October 31, 2019 between Company and Agents, as amended, amended and restated, supplemented or otherwise modified from time to time.

"Financial Officer Certification" means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

"Financial Plan" has the meaning specified in Section 5.1(i).

"First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

"Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

"Fiscal Year" means the fiscal year of Company and its Subsidiaries ending on June 30 of each calendar year.

"Fixed Rate" means a rate per annum equal to 9.75%.

"Flood Hazard Property" means any Real Estate Asset subject to a mortgage in favor of Agents, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

"Flow of Funds Agreement" means that certain Flow of Funds Agreement dated as of the Closing Date, duly executed by each Loan Party, each Agent, each Lender and any other person party thereto, in form and substance reasonably satisfactory to the Required Lenders, in connection with the disbursement of Term Loan proceeds in accordance with Section 2.4.

"Foreign Official" means any officer or employee of a non-U.S. government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

"Funded Indebtedness" means, as applied to any Person, without duplication: (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds (other than surety, performance, appeal  bonds or similar instruments)  or similar instruments; (d) earn-outs, seller notes or other deferred payment obligations in connection with an acquisition to the extent such earn-outs, seller notes and deferred payment obligations are fixed and non-contingent and are required to be reflected as a liability on such Person’s balance sheet in accordance with GAAP; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (f) the face amount of any letter of credit or letter of guaranty issued and bankers' acceptances facilities issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) the direct or indirect guaranty of any of the foregoing.  Notwithstanding the foregoing, Funded Indebtedness shall not include any obligations under any Permitted Receivables Financing Program or any Permitted Equipment/Lease Sale Program.

"Funding Notice" means a notice substantially in the form of Exhibit A.

"GAAP" means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

"Governmental Act" means any act or omission, whether rightful or wrongful, of any Governmental Authority.

"Governmental Authority" means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization.

"Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

"Grantor" has the meaning specified in the Pledge and Security Agreement.

"Guaranteed Obligations" has the meaning specified in Section 7.1.

"Guarantor" means (a) each Subsidiary of Company (that is not a Borrower under this Agreement) and (b) each other Person which guarantees, pursuant to Article VII or otherwise, all or any part of the Obligations.

"Guaranty" means (a) the guaranty of each Guarantor set forth in Article VII and (b) each other guaranty, in form and substance satisfactory to the Required Lenders, made by any other Guarantor for the benefit of the Secured Parties guaranteeing all or part of the Obligations.

"Hazardous Materials" means, regardless of amount or quantity, (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws; and (f) any substance or materials that are otherwise regulated under Environmental Law.

"Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

"Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Historical Financial Statements" means as of the Closing Date, the audited financial statements of Company and its Subsidiaries for the Fiscal Year ended June 30, 2019, consisting of balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for such Fiscal Year, certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries, taken as a whole, as at the date indicated and the results of their operations and their cash flows for the period indicated.

"Indebtedness" means, as applied to any Person, without duplication: (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds or similar instruments and all obligations in respect of notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-outs, seller notes or other deferred payment obligations in connection with an acquisition to the extent such earn-outs, seller notes and deferred payment obligations are fixed and non-contingent to the extent required to be reflected as a liability on such Person’s balance sheet (excluding any such obligations incurred under ERISA and excluding trade payables incurred in the ordinary course of business and that are not more than 90 days past due); (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (g) the face amount of any letter of credit or letter of guaranty issued, bankers' acceptances facilities, surety bonds and similar credit transactions issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (i) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (j) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under the foregoing clause (1) or (2), the primary purpose or intent thereof is as described in clause (i) above; (k) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, whether entered into for hedging or speculative purposes; and (l) Disqualified Capital Stock.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person.

"Indemnified Liabilities" means, collectively, any and all liabilities (including Environmental Liabilities and Costs), obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable documented out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable documented out-of-pocket fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders' agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)) or (b) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

"Indemnified Taxes" mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

"Indemnitee" has the meaning specified in Section 10.3(a).

"Indemnitee Agent Party" has the meaning specified in Section 9.8.

"Intercompany Subordination Agreement" means that an intercompany subordination agreement substantially in the form of Exhibit K, by the Loan Parties and their Subsidiaries in favor of Agents for the benefit of the Secured Parties in form and substance satisfactory to the Required Lenders.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

"Interest Payment Date" means (a) the last Business Day of each calendar month, commencing on the first such date to occur after the Closing Date and continuing until the Obligations are paid in full in Cash and (b) the Term Loan Maturity Date.

"Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with Company’s and its Subsidiaries' operations and (b) not for speculative purposes.

"Internal Revenue Code" means the U.S. Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

"Investment" means (a) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities or a material part of the assets of any other Person (other than a Guarantor) (or of any division or business line of such other Person), (b) any direct or indirect redemption, retirement, purchase, buyback, tender offer or other acquisition or similar transaction for value, by any Subsidiary of Company from any Person (other than Company or any Guarantor), of any Capital Stock of such Person, (c) any direct or indirect loan, advance or capital contributions by Company or any of its Subsidiaries to any other Person (other than to Company or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (d) any direct or indirect guarantee of, provision of surety or credit enhancement in respect of or pledge of collateral to secure any obligations of any other Person.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

"Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“JPMorgan Credit Agreement” means that certain Credit Agreement dated as of November 9, 2017, among Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as the same may have been amended, amended and restated, supplemented or otherwise modified from time to time.

"Lender" means each lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement other than any Person that ceases to be a party hereto pursuant to any Assignment Agreement.

"Lien" means (a) any lien, mortgage, pledge, assignment, hypothec, deed of trust, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

"Loan Account" means an account maintained hereunder by Administrative Agent on its books of account and with respect to Borrowers, in which they will be charged with all Term Loans made to, and all other Obligations incurred by the Loan Parties.

"Loan Document" means any of this Agreement, the Notes, if any, the Collateral Documents, the Fee Letter, the Flow of Funds Agreement, any Guaranty, the Intercompany Subordination Agreement, and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of any Agent or any Lender in connection herewith.

"Loan Party" means any Borrower or any Guarantor.

"Margin Stock" has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

"Material Adverse Effect" means a material adverse effect on and/or material adverse developments with respect to (a) the business operations, properties, assets, condition (financial or otherwise) or liabilities of Company and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to fully and timely perform their obligations under the Loan Documents, (c) the legality, validity, binding effect, or enforceability against a Loan Party of a Loan Document to which it is a party, (d) the Collateral or the validity, perfection or priority of Agents Liens on the Collateral or (e) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any other Secured Party under any Loan Document.

"Material Contract" means (a) any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, non-performance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect, (b) any contract or agreement to which Company or any of its Subsidiaries is a party (including, without limitation, any agreement or instrument evidencing or governing Indebtedness) involving the aggregate consideration payable to or by Company or such Subsidiary is $5,000,000 or more in any Fiscal Year (other than (i) purchase orders in the ordinary course of the business of Company or any of its Subsidiaries and (ii) contracts that by their terms may be terminated by Company or any of its Subsidiaries in the ordinary course of its business upon less than 60 days' notice without penalty or premium) and (c) those contracts and arrangements listed on Schedule 4.15.

"Material Real Estate Asset" means (a) any fee owned Real Estate Asset having a fair market value in excess of $1,000,000 as of the date of the acquisition thereof, or (b) any Real Estate Asset that the Required Lenders have determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any Subsidiary thereof.

"Moody's" means Moody's Investor Services, Inc.

"Mortgage" means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to Collateral Agent, made by a Loan Party in favor of Collateral Agent for the benefit of the Secured Parties, securing the Obligations and delivered to Collateral Agent.

"Multiemployer Plan" means any "multiemployer plan" as defined in Section 3(37) of ERISA.

"Net Proceeds" means (a) with respect to any Asset Sale, an amount equal to:  (i) Cash payments received by Company or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct fees, costs and expenses incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (A) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period in which the sale occurs, (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (C) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller's indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Company or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Proceeds; and (b) with respect to any insurance, condemnation, taking or other casualty proceeds, an amount equal to:  (i) any Cash payments or proceeds received by Company or any of its Subsidiaries (A) under any casualty, business interruption or "key man" insurance policies in respect of any covered loss thereunder, or (B) as a result of the condemnation or taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (A) any actual and reasonable costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof, and (B) any bona fide direct costs incurred in connection with any condemnation or taking of such assets as referred to in clause (b)(i)(B) above to the extent paid or payable to non-Affiliates, including income taxes payable as a result of any gain recognized in connection therewith.

"Non-US Lender" has the meaning specified in Section 2.15(d)(i).

"Note" means a promissory note evidencing the Term Loans which shall be in the form of Exhibit I, attached hereto.

"Obligations" means all obligations of every nature of each Loan Party from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Loan Document, whether for principal, interest (including paid in kind interest and interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), fees, the Prepayment Premium, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

"OFAC" has the meaning specified in the definition of "Anti-Terrorism Laws".

"OFAC Sanctions Programs" means (a) the Requirements of Law and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224, and (b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

"Organizational Documents" means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such "Organizational Document" shall only be to a document of a type customarily certified by such governmental official.

"Other Taxes" has the meaning specified in Section 2.15(b).

"Participant Register" has the meaning specified in Section 10.6(h)(ii).

"PATRIOT Act" has the meaning specified in Section 4.30.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

"Perfection Certificate" means a certificate in form and substance satisfactory to the Required Lenders that provides information with respect to the assets of each Loan Party.

"Permitted Acquisition" means any acquisition by any Loan Party or any of their Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided

(a)          immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)          all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(c)         (i) in the case of the acquisition of Capital Stock, all of the Capital Stock acquired or otherwise issued by such Person or any newly formed Guarantor in connection with such acquisition shall be owned 100% by a Loan Party, and (ii) Company shall take, or cause to be taken, each of the actions set forth in Section 5.10 and/or Section 5.11, as applicable;

(d)         Company and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 6.8(c) on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended for which financial statements were, or were required to be, delivered hereunder;

(e)         Company shall have delivered to Agents at least 10 Business Days (or such shorter period approved by the Administrative Agent) prior to such proposed acquisition, (i) a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (d) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8, (ii) upon the written request of the Required Lenders, in the case of an acquisition for which the purchase price is greater than $5,000,000, a quality of earnings report, prepared by a third party acceptable to the Required Lenders, with respect to the Persons to be acquired and the acquired assets, (iii) to the extent available to Company or any of its Subsidiaries, upon the request of the Required Lenders, the most recently available two (2) years of audited financial statements of the Persons to be acquired and (iv) to the extent available to Company or any of its Subsidiaries, upon the request of the Required Lenders, financial statements of the Persons to be acquired for the period from the beginning of the then current fiscal year to the end of the most recently completed month, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year;

(f)         upon the request of the Required Lenders, Company shall have delivered to Agents at least 10 Business Days (or such shorter period approved by the Administrative Agent) prior to such proposed acquisition, an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such acquisition), if any.  Company shall, at the request of the Required Lenders, deliver such other information and documents that such Required Lenders may request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith;

(g)         any Person or assets or division as acquired in accordance herewith shall be in the business or lines of business that are the same as, similar, incidental or complementary to the business or line of business in which Borrowers and/or their Subsidiaries are engaged as of the Closing Date;

(h)          the acquisition shall have been approved by the Board of Directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired; and

(i)          after giving effect to such acquisition either (1) the acquisition does not result in an increase of the Consolidated Total Leverage Ratio on a pro forma basis, or (2) the Consolidated Total Leverage Ratio is lower on a pro forma basis than the Consolidated Total Leverage Ratio as of the Closing Date, giving effect to all transactions on such date.

"Permitted Indebtedness" means:

(a)          the Obligations;

(b)          Indebtedness of any Guarantor to a Borrower or to any other Guarantor, or of a Borrower to any Guarantor; provided that (i) if any such Indebtedness is evidenced by a promissory note, such promissory note shall be Collateral subject to a First Priority Lien pursuant to the Pledge and Security Agreement and (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Subordination Agreement;

(c)          Indebtedness incurred by Company or any of its Subsidiaries arising from agreements providing for indemnification or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of a Borrower or any such Subsidiary pursuant to such agreements, in each case, solely in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Company or any of its Subsidiaries;

(d)          Indebtedness (not constituting borrowed money) incurred by Company or any of its Subsidiaries arising in the ordinary course of business and from agreements providing for indemnification or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of a Borrower or any such Subsidiary pursuant to such agreements, including without limitation real estate leases;

(e)          Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and Indebtedness constituting guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries;

(f)          Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(g)          Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, provided that on the Closing Date, the maturity date of all such scheduled Indebtedness shall not be earlier than ninety-one days after the Term Loan Maturity Date;

(h)          Indebtedness with respect to (i) Capital Leases and (ii) purchase money Indebtedness (including any Indebtedness acquired in connection with a Permitted Acquisition or acquisition of equipment); provided that any such Indebtedness shall, as applicable, be secured only by the asset subject to such Capital Lease or by the asset acquired in connection with the incurrence of such Indebtedness;

(i)          Indebtedness pursuant to guaranties of other Indebtedness permitted hereunder;

(j)          Indebtedness of a Person that becomes a Guarantor hereunder after the Closing Date in connection with a Permitted Acquisition, provided that such Indebtedness existed at the time such Person became a Guarantor and was not created or incurred in anticipation or contemplation of such Permitted Acquisition;

(k)         customary cash management products, Interest Rate Agreements and foreign currency hedges that are entered into by Company and its Subsidiaries in the ordinary course of business and not for speculative or investment purposes;

(l)          Indebtedness consisting of the financing of insurance premiums arising in the ordinary course of business;

(m)        Indebtedness incurred in connection with any Permitted Receivables Sales Program or any Permitted Equipment/Lease Sales Program, in each case, in an aggregate amount not to exceed $20,000,000 at any one time outstanding; and

(n)         unsecured Indebtedness in an aggregate amount not to exceed $500,000 at any one time outstanding.

"Permitted Investments" means:

(a)          Investments in Cash and Cash Equivalents;

(b)          equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any wholly owned Guarantors;

(c)          Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries;

(d)          intercompany loans to the extent permitted under clause (b) of the definition of “Permitted Indebtedness”;

(e)          loans and advances to employees of Company and its Subsidiaries made in the ordinary course of business in an aggregate amount for all such loans outstanding not to exceed $250,000;

(f)          Permitted Acquisitions permitted pursuant to Section 6.9;

(g)          Investments described in Schedule 6.7; and

(h)          any guarantees permitted under the Loan Documents.

"Permitted Liens" means:

(a)          Liens in favor of Agents for the benefit of Secured Parties granted pursuant to any Loan Document;

(b)          Liens for Taxes (other than Liens for United States Taxes that have priority over Agents’ Liens) if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and reserves required by GAAP have been made, so long as the aggregate amount of such Taxes does not exceed $100,000;

(c)          statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business for amounts not yet overdue;

(d)          Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)          easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company and its Subsidiaries, taken as a whole;

(f)          any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and any deposit securing obligations relating to any lease of real estate permitted hereunder;

(g)          Liens solely on any Cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)          purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(j)          any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)          licenses or sublicense of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of a Borrower or such Subsidiary;

(l)           Liens described in Schedule 6.2 that secure Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Liens except renewals and extensions expressly provided for in the agreements evidencing any such Liens as the same are in effect on the date of this Agreement, provided that on the Closing Date, the maturity date of all Indebtedness secured by such Liens shall not be earlier than ninety-one days after the Term Loan Maturity Date;

(m)        Liens securing purchase money Indebtedness and Capital Leases permitted pursuant to clause (h) of the definition of “Permitted Indebtedness”; provided any such Lien shall encumber only, as applicable, the asset subject to such Capital Lease or the asset acquired with the proceeds of such Indebtedness;

(n)          Liens securing judgments (and pledges or Cash deposits made in lieu of, or to secure the performance of appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.1(h);

(o)          Liens arising solely by virtue of any statutory or common law provisions relating to banker's liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(p)          Liens on insurance policies and the proceeds thereof (excluding any benefits or any rights to receive payment under any insurance policies) incurred in connection with the financing in the ordinary course of business of insurance premiums, provided that such Liens shall be limited only to the unused portion of the premiums payable under such insurance policies and the proceeds of such insurance premiums;

(q)          Liens arising solely by virtue of any statutory or common law provisions relating to banker's liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries; and

(r)          Liens in favor of (i) Qualified Factors on Qualified Factor Accounts arising pursuant to any Permitted Lease Receivables Financing Program and (ii) Qualified Purchasers of Qualified Equipment/Leases; and

(s)          Deposit accounts maintained by a Loan Party into which proceeds of customer leases are deposited for the benefit of (i) a Qualified Purchaser under any Qualified Equipment/Lease Sales Program, (ii) a Qualified Account Factor under any Permitted Lease Receivables Sales Program or (iii) any other third party financing party that enters into a Qualified Collection/Processing Arrangement (such accounts listed in clauses (i) through (iii) above, “Third Party Lease Payment Accounts”).

“Permitted Lease Receivables Financing Program” means a purchase-sale arrangement entered in the ordinary course of business by a Loan Party and fully disclosed in writing to Administrative Agent and the Lenders, pursuant to which such Loan Party agrees to sell and assign from time to time to a Qualified Factor its right, title and interest in certain of such Loan Party’s “finance receivables” (as such term is used in the Company’s books and records as of the date hereof); provided that in connection therewith, all of the following conditions are satisfied as determined by the Required Lenders in their reasonable discretion: (a) such Loan Party does not grant (and the Qualified Factor does not otherwise obtain) any Liens on any Collateral other than Qualified Factor Accounts; (b) the applicable agreements and other documentation entered into with respect to such arrangement are in form and substance reasonably satisfactory to the Required Lenders; and (c) the purchase price with respect to any Qualified Factor Account is concurrently paid in cash, without offset or deduction, directly to a deposit account under the “control” (as such term is used in Article 9 of the UCC) of the Administrative Agent.]

“Permitted Equipment/Lease Sale Program” means a purchase sale arrangement entered into in the ordinary course of business by a Loan Party and fully disclosed in writing to Administrative Agent and the Lenders, pursuant to which such Loan Party agrees to (a) sell and assign from time to time to a Qualified Purchaser its right, title and interest in certain of such Loan Party’s customer equipment leases, the equipment subject to such leases and the related “finance receivables” (as such term is used in the Company’s books and records as of the date hereof) and (b) service the lease payments under such customer equipment leases for such Qualified Purchaser; provided that in connection therewith, all of the following conditions are satisfied as determined by the Required Lenders in their reasonable discretion: (a) such Loan Party does not grant (and the Qualified Purchaser does not otherwise obtain) any Liens on any Collateral other than Qualified Equipment/Leases; (b) the applicable agreements and other documentation entered into with respect to such arrangement are in form and substance reasonably satisfactory to the Required Lenders and (c) the purchase price with respect to any Qualified Factor Account is concurrently paid in cash, without offset or deduction, directly to a deposit account under the “control” (as such term is used in Article 9 of the UCC) of the Administrative Agent.

"Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

"Platform" has the meaning specified in Section 5.1.

"Pledge and Security Agreement" means the Pledge and Security Agreement executed by Grantors in favor of Agents for the benefit of the Secured Parties, substantially in the form of Exhibit G, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Preferred Stock” has the meaning specified in Section 4.2.

"Prepayment Premium" means a premium equal to (a) 5.0% of each Early Prepayment so made or coming due on or prior to December 31, 2020, (b) 3.0% of each Early Prepayment so made or coming due on or after January 1, 2021 and on or prior to December 31, 2021, (c) 1.0% of each Early Prepayment so made or coming due on or after January 1, 2022 and on or prior to December 31, 2022 and (d) 0% thereafter.

"Principal Office" means, for Administrative Agent, such Person's "Principal Office" as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender; provided that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Loan Document, the Principal Office of Administrative Agent shall be 225 West Washington Street, 9th Floor, Chicago, Illinois 60606 (or such other location as Administrative Agent may from time to time designate in writing to Company and each Lender).

"Pro Rata Share" means with respect to any Lender the percentage obtained by dividing (i) the Term Loan Exposure of that Lender, by (ii) the aggregate Term Loan Exposure of all Lenders.

"Public Lender" has the meaning specified in Section 5.1.

"Protective Advances" has the meaning specified in Section 2.2.

“Qualified Collection/Processing Arrangement” means an arrangement pursuant to which any bank or other financing party provides financing to a Loan Party’s customers to finance the purchase of such Loan Party’s equipment (with such bank or financing party acquiring or holding title to such equipment) and such Loan Party collects the lease payments due under such lease for the benefit of such bank or financing party.

“Qualified Equipment/Leases” mean, in connection with any Permitted Equipment/Lease Sale Program, the customer leases, the equipment subject to such leases and the “finance receivables” (as such term is used in the books and records of Borrower as of the date of this Agreement) owing by the applicable Account Debtor, and any holdback account utilized to satisfy such Loan Party’s repurchase obligations under such Permitted Equipment/Lease Sale Program, together with all proceeds thereof( including “proceeds” as defined in the UCC) and all rights of the seller of such accounts receivable to enforce such leases and/or accounts receivables, if applicable.

“Qualified Factor” means any bank or other financial institution engaged in the purchase of accounts receivable in the ordinary course business.

“Qualified Factor Accounts” means, in connection with any Permitted Receivables Financing Program, “finance receivables” (as such term is used in the books and records of Borrower as of the date of this Agreement) owing by the applicable Account Debtor, together with all proceeds thereof (including “proceeds” as defined in the UCC) and all rights of the seller of such accounts receivable to enforce such accounts receivable.

“Qualified Purchaser” means any bank or other financial institution engaged in the purchase of equipment leases and/or accounts receivable in the ordinary course of business.

"Real Estate Asset" means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any Real Property.

"Real Property" means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

"Recipient" means (a) any Agent or (b) any Lender.

"Register" has the meaning specified in Section 2.5(b).

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Related Fund" means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

"Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

"Remedial Action" means all actions taken to (a) correct or address any actual or threatened non-compliance with Environmental Law, (b) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment, (c) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (d) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities or (e) perform any other actions authorized or required by Environmental Law or Governmental Authority.

"Required Lenders" means Lenders collectively holding more than 50.0% of the outstanding Term Loans and unused Commitments in effect at any time of determination.

"Requirements of Law" means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Restricted Junior Payment" means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class, (b) any purchase or other acquisition for value, directly or indirectly, of any shares of any class of Capital Stock of Company or any of its Subsidiaries that is not a Loan Party now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Company or any of its Subsidiaries that is not a Loan Party now or hereafter outstanding, and (d) (i) prior to an Event of Default hereunder, any redemption, retirement, sinking fund or similar payment or any other payment, prepayment or other transfer on account of the principal amount of any Subordinated Indebtedness, in each case whether or not scheduled, except to the extent permitted pursuant to the terms of the applicable Subordination Agreement entered into in connection with the incurrence of such Subordinated Indebtedness, and (ii) following the occurrence of and during the continuance of any Event of Default hereunder, any redemption, retirement, sinking fund or similar payment or any other payment, prepayment or other transfer on account of the principal amount of or interest owed under any Subordinated Indebtedness in each case whether or not scheduled, except to the extent permitted pursuant to the terms of the applicable Subordination Agreement entered into in connection with the incurrence of such Subordinated Indebtedness,.  For avoidance of doubt, cash management transfers or other payments between Loan Parties shall not constitute Restricted Junior Payments.

"S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Corporation.

"Secured Parties" has the meaning assigned to that term in the Pledge and Security Agreement.

"Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

"Securities Account" means a securities account (as defined in the UCC).

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

"Subject Transaction" has the meaning specified in Section 6.8(d).

“Subordinated Indebtedness” shall mean Indebtedness (including unsecured Indebtedness convertible into or exchangeable or exercisable for any Capital Stock) or Disqualified Capital Stock, in either case of Company or any Subsidiaries (a) that is subordinated in right of payment or lien priority to the Term Loans pursuant to a Subordination Agreement or an intercreditor agreement, (b) with respect to payment subordination, contains subordination provisions that are customary in the good faith determination of Borrower for senior subordinated notes or subordinated notes issued under Rule 144A of the Securities Act (or other corporate issuers in private placements or public offerings of securities) or (c) that contains subordination provisions reasonably satisfactory to the Required Lenders.

“Subordination Agreement” means a Subordination Agreement substantially in the form of Exhibit H hereto entered into by any Loan Party, on the one hand, a Person that is not an Affiliate of any Loan Party, on the other hand, with respect to Indebtedness owed by such Loan Party to such Person, and the Administrative Agent.

"Subsequent Draw" means a request by Company for and the funding of one Term Loan advanced by the Lenders during the Subsequent Draw Period under their respective Subsequent Draw Commitments in an aggregate amount equal to the Subsequent Draw Amount.  For avoidance of doubt, upon satisfaction of the requirements of Sections 2.1 and 3.2 to the satisfaction of the Required Lenders, or waiver of such requirements in accordance with Section 10.5, the Borrowers shall be entitled to receive the foregoing advance.

"Subsequent Draw Amount" means $15,000,000.

"Subsequent Draw Commencement Date" means the 9-month anniversary of the Closing Date (or the immediately succeeding Business Day if such date is not a Business Day).

"Subsequent Draw Commitment" means the commitment of a Lender to make or otherwise fund the Subsequent Draw and "Subsequent Draw Commitments" means such commitments of all Lenders in the aggregate.  The amount of each Lender's Subsequent Draw Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Subsequent Draw Commitments as of the Closing Date is $15,000,000.

“Subsequent Draw Period” means the period commencing on the Subsequent Draw Commencement Date and ending on the Subsequent Draw Termination Date.

"Subsequent Draw Termination Date" means the 18-month anniversary of the Closing Date.

"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity organized under the laws of the United States of America, any State thereof or the District of Columbia of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a "qualifying share" of the former Person shall be deemed to be outstanding.

"Tax" means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed and all interest, penalties, additions to tax or other liabilities with respect thereto.

"Term Loan" means a Loan made by a Lender to Borrowers pursuant to Section 2.1(a) or 2.23 and shall include the Subsequent Draw upon the borrowing under the Subsequent Draw Commitment.

"Term Loan Commitment" means the commitment of a Lender to make or otherwise fund a Term Loan on the Closing Date and "Term Loan Commitments" means such commitments of all Lenders in the aggregate.  The amount of each Lender's Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Term Loan Commitments as of the Closing Date is $15,000,000.

"Term Loan Exposure" means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender plus, until terminated, the unutilized portion of such Lender's Commitments.

"Term Loan Maturity Date" means the earlier of (a) October 31, 2024 and (b) the date that the Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

"Title Policy" means an ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Required Lenders with respect to each Material Real Estate Asset, in the amount which is reasonably satisfactory to Required Lenders, together with a title report issued by a title company with respect thereto, dated not more than 30 days prior to the date of the applicable Mortgage and, upon the request of the Required Lenders, copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Required Lenders together with such endorsements as are reasonably requested by the Required Lenders, and such surveys, affidavits, certificates, instruments of indemnification, including a so-called “gap” indemnification as shall be reasonably required to induce the title insurance company to issue the Title Policy contemplated above;

"Trade Announcements" has the meaning specified in Section 10.17.

"Transaction Costs" means the fees, costs and expenses payable by Company or any of its Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Loan Documents.

"UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

"Voluntary Prepayment" has the meaning specified in Section 2.8(a).

"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2.          Accounting and Other Terms.

(a)         Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation.  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.  Notwithstanding contained in this Section 1.2 or the definition of “Capital Lease,” and change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Account Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance herewith.   Any calculation to be made on a “pro forma basis” shall be calculated assuming that the specified transactions (and any increase or decrease in Consolidated Total Funded Debt or Consolidated EBITDA and the component financial definitions used therein attributable to any such transaction) had occurred on the first day of the applicable period.

(b)         All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC as in effect from time to time in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the UCC as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agents may otherwise determine.

Section 1.3.          Interpretation, etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word "include" or "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations or Guaranteed Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Term Loans, together with the payment of any premium applicable to the repayment of the Term Loans, including the Prepayment Premium, (ii) all costs, expenses, or indemnities payable pursuant to Sections 10.2 or 10.3 of this Agreement that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Agents of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters, such cash collateral to be in such amount as Agents reasonably determine is appropriate to secure such contingent Obligations, (c) the payment or repayment in full in immediately available funds of all other outstanding Obligations, and (d) the termination of all of the Commitments of the Lenders.  Notwithstanding anything in this Agreement to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be enacted, adopted, issued, phased in or effective after the date of this Agreement regardless of the date enacted, adopted, issued, phased in or effective.

Section 1.4.         Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

LOANS

Section 2.1.          Term Loans.

(a)         Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date and thereafter as requested prior to the Subsequent Draw Termination Date, Term Loans to Borrowers in an aggregate amount that does not exceed such Lender's Commitment.  On the Closing Date, Borrowers shall make one borrowing under the Term Loan Commitment in the aggregate amount of $15,000,000.  Following the date upon which the requirements of Section 2.1(b) are satisfied (or waived by the Required Lenders in accordance with Section 10.5) in the determination of the Required Lenders, during the Subsequent Draw Period and pursuant to clause (b) below, Borrowers may make one borrowing under the Subsequent Draw Commitment in an aggregate amount equal to the Subsequent Draw Amount.  The Subsequent Draw shall constitute a Term Loan under this Agreement for all purposes.  Any amount borrowed under this Section 2.1(a) or Section 2.1(b) and subsequently repaid or prepaid may not be reborrowed.  Subject to Section 2.8 and Section 2.9, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date.

(b)          Borrowing Mechanics for Subsequent Draw Term Loan.

(i)          Borrowers may not request disbursement of the Subsequent Draw on any date after the Subsequent Draw Termination Date.  At 5:00 p.m. New York time on the Subsequent Draw Termination Date, all Subsequent Draw Commitments that have not previously been utilized by Borrowers shall expire and be of no force or effect without need for any action by any Lender.

(ii)         To the extent Borrowers elect to request the Subsequent Draw, upon satisfaction of the requirements of Section 3.2, or waiver of such requirements by the Required Lenders in accordance with Section 10.5, Borrowers shall deliver to Administrative Agent a fully executed Funding Notice no later than 1:00 p.m. New York time three Business Days prior to the requested date of advance of the Subsequent Draw (which date shall be no earlier than the Subsequent Draw Commencement Date).  Such Funding Notice shall confirm that (A) to the extent not otherwise waived by the Required Lenders in accordance with Section 10.5, all conditions to funding set forth in Section 3.2 are satisfied in respect of the Subsequent Draw and (B) after giving effect to the Subsequent Draw, the sum of the Term Loans made on the Closing Date plus the Term Loans that comprise the Subsequent Draw (whether or not thereafter repaid) is equal to the total amount of  Commitments as of the Closing Date.  Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of Borrowers’ request to borrow the Subsequent Draw and such Lender’s Pro Rata Share of the same.  To the extent not otherwise waived by the Required Lenders in accordance with Section 10.5, Lenders shall notify Administrative Agent and Borrowers as to whether Lenders concur that all conditions to funding set forth in Section 3.2 are satisfied in respect of the Subsequent Draw.  Administrative Agent and Lenders (A) may act without liability upon the basis of written, facsimile or electronic notice believed by Administrative Agent in good faith to be from Borrowers (or from any Authorized Officer thereof designated in writing purportedly from Borrowers to Administrative Agent), (B) shall be entitled to rely conclusively on any Authorized Officer's authority to request the Subsequent Draw on behalf of Borrowers until Administrative Agent receives written notice to the contrary and (C) shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.

(iii)        If Lenders have notified Administrative Agent and Borrowers that Lenders concur that all conditions to funding set forth in Section 3.2 are satisfied in respect of the requested Subsequent Draw to the extent not otherwise waived by the Required Lenders in accordance with Section 10.5, no later than 2:00 p.m. New York time on the requested funding date of the Subsequent Draw, each Lender will make available its Pro Rata Share of the Subsequent Draw Commitment to the Administrative Agent.  All such amounts will be made available in Dollars and in immediately available funds at the Principal Office, and, upon receipt of all requested funds, the Administrative Agent will make available to Borrowers at the Principal Office the Subsequent Draw Amount so made available by the Lenders.

(c)         Each Borrower hereby jointly and severally promises to pay to the Administrative Agent or order for the ratable benefit of the Lenders all Term Loans made to Company hereunder, all interest due thereon pursuant hereto and all other Obligations owing to an Agent or any Lender.  Subject to Section 2.8 and Section 2.9, all amounts owed hereunder, including without limitation, all principal and interest due in respect of the Term Loans, shall be paid by the Borrowers in full no later than the Term Loan Maturity Date.

Section 2.2.          Protective Advances.  Subject to the limitations set forth below, and whether or not an Event of Default or a Default shall have occurred and be continuing, the Lenders are authorized by Borrowers, from time to time at the request of the Required Lenders in their sole discretion, to make disbursements or advances to Borrowers, which the Required Lenders in their sole discretion deem reasonably necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Term Loans and other Obligations, or (c) to pay any other amount chargeable to or required to be paid by Borrowers pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses (any of such Loans are referred to as "Protective Advances").  The interest rate on all Protective Advances shall be at the Fixed Rate.  Each Protective Advance shall be secured by the Liens in favor of Agents for the benefit of the Secured Parties in and to the Collateral and shall constitute Obligations hereunder.  The Protective Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 2.11(e).  Borrowers shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the Term Loan Maturity Date and the date on which demand for payment is made by the Lenders.  The Lenders shall notify the Agents and Company in writing prior to making any Protective Advance, which notice shall include a description of the purpose of such Protective Advance.

Section 2.3.          Pro Rata Shares; Availability of Funds.

(a)          Pro Rata Shares.  All Term Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender's obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender's obligation to make a Loan requested hereunder.

(b)         Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrowers a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Fixed Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Company and Borrowers shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the Fixed Rate.  Nothing in this Section 2.3(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder.

Section 2.4.         Use of Proceeds.  The proceeds of the Term Loans made on the Closing Date shall be applied by Borrowers (a) to repay in full the Existing Indebtedness, (b) to pay Transaction Costs, (c) to satisfy any tax liabilities set forth on Schedule 4.11 in an aggregate amount not to exceed $16,000,000 on or before the 12-month anniversary of the Closing Date and (d) for working capital and general corporate purposes of Company and its Subsidiaries, including Permitted Acquisitions.  The proceeds of Term Loans funded as the Subsequent Draw shall be applied by Borrowers for working capital and general corporate purposes of Borrower and its Subsidiaries, including Permitted Acquisitions.  No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 2.5.          Evidence of Debt; Register; Lenders' Books and Records; Notes.

(a)          Lenders' Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrowers to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Borrowers, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Borrower's Obligations in respect of any Loans; and provided further, in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern absent manifest error.

(b)          Register.  Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the principal amount of the Term Loans (and stated interest therein) of each Lender from time to time (the "Register").  The Register shall be available for inspection by Company or Agents at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record in the Register the Term Loans, any assignment or transfer of Loans and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on Borrowers and each Lender, absent manifest error, and the Borrowers, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Borrower's Obligations in respect of any Loan.  Each Borrower hereby designates the entity serving as Administrative Agent to serve as such Borrower's non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.5, and each Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute "Indemnitees."

(c)          Notes.  If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company's receipt of such notice) a Note or Notes.

Section 2.6.          Interest.

(a)          Except as otherwise set forth herein, each Term Loan shall bear interest at the Fixed Rate on the unpaid principal amount thereof from the date made through the date of repayment (whether by acceleration or otherwise) thereof.

(b)          Interest payable pursuant to this Section 2.6 shall be computed on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

(c)          Except as otherwise set forth herein, interest on each Loan shall be payable in Cash and in arrears (i) on and to each Interest Payment Date applicable to that Loan, (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, (iii) at maturity, including final maturity and (iv) upon the occurrence and during the continuance or an Event of Default, including the failure to repay Obligations on the Term Loan Maturity Date, upon demand.

Section 2.7.         Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Term Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Term Loans or any fees or other amounts owed hereunder (including any Prepayment Premium), shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is two percentage points per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is two percentage points per annum in excess of the Fixed Rate).  Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.

Section 2.8.          Voluntary Prepayments.

(a)          Prepayment Mechanics.

(i)          Subject to clause (b) below, Borrowers may prepay Term Loans on any Business Day in whole or in part, in an aggregate minimum amount of $100,000 (each such payment, a “Voluntary Prepayment”).

(ii)        All such prepayments shall be made, together with the Prepayment Premium, and all interest then due on the principal amount being so prepaid, upon not less than one Business Day's irrevocable prior written notice given to Administrative Agent by 12:00 p.m. (New York City time) on the date required (and Administrative Agent will promptly notify each Lender of each such prepayment notice).  Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become irrevocably due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in Section 2.10.

(b)         Call Protection.

(i)          Each Voluntary Prepayment, each mandatory prepayment that becomes due pursuant to Section 2.9(a), (b), (c) or (d) and each payment that becomes due as a result of acceleration of the Term Loan Maturity Date pursuant to Section 8.1 or otherwise (including, for the avoidance of doubt and without limitation, as a result of Section 8.1(f) or (g) or as a result of applicable law) (each, an “Early Prepayment”) shall be accompanied by the Prepayment Premium in respect of such Early Prepayment and, if applicable, the Commitment Termination Fee.

(ii)        Borrowers hereby agree to pay the Prepayment Premium and any Commitment Termination Fee to Administrative Agent for the ratable benefit of the Lenders, as and when required in this Agreement, with respect to each Early Prepayment of Term Loans made under Section 2.8, Section 2.9 and/or the termination of the Subsequent Draw Commitment pursuant to Section 2.9(h) and Section 2.13, respectively, or any other acceleration of the Term Loans or any other Obligations or the termination of the Subsequent Draw Commitment in each case pursuant to Section 8.1 or otherwise (including, for the avoidance of doubt and without limitation, as a result of Section 8.1(f) or (g) or as a result of applicable law), in each case, with respect to the amount of the Early Prepayment of Term Loans repaid, prepaid, terminated, reduced, paid, redeemed, satisfied, distributed, discharged or accelerated (whether or not paid), concurrently with such repayment, prepayment, redemption, satisfaction, discharge or acceleration (whether or not paid) or the termination of the Subsequent Draw Commitment, as applicable.

(iii)        Any Prepayment Premium payable pursuant to this Section 2.8(b) and any Commitment Termination Fee payable pursuant to Section 2.13 shall be presumed to be the liquidated damages sustained by each Lender as the result of the early repayment, prepayment, distribution, termination, reduction, payment, redemption, satisfaction, discharge or acceleration (whether or not paid) of its Term Loan and/or termination of the Subsequent Draw Commitment, as applicable, and Borrowers agree that it is reasonable under the circumstances in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof.  Any prepayment, repayment, payment, satisfaction (whether in whole or in part), distribution, termination, reduction or discharge of the Term Loans (including, without limitation, by foreclosure (whether by power of sale or judicial proceeding) or by any other means) and/or termination of the Subsequent Draw Commitment, irrespective of whether such prepayment, repayment, payment, satisfaction, distribution, discharge, termination or reduction and/or termination of the Subsequent Draw Commitment occurs following any earlier maturity of the Term Loans, including, without limitation, pursuant to any voluntary or involuntary acceleration of the Term Loans or the termination of the Subsequent Draw Commitment in each case pursuant to Section 8.1 or otherwise (including, for the avoidance of doubt and without limitation, as a result of Section 8.1(f) or (g) or as a result of applicable law), or the commencement of any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws, or pursuant to a plan of reorganization, and including, without limitation, any prepayment, repayment, payment, termination, reduction, satisfaction, distribution or discharge of the Term Loans or the termination of the Subsequent Draw Commitment (a) pursuant to this Section 2.8 or Section 2.9, (b) after acceleration or termination thereof, including, without limitation, pursuant to Section 8.1 (including, for the avoidance of doubt and without limitation, as a result of Section 8.1(f) or (g) or as a result of applicable law) or such amount otherwise becoming or being declared immediately due and payable or such commitment termination pursuant to the terms hereof and (c) whether before or after any acceleration of the Term Loans or termination of the Subsequent Draw Commitment pursuant to Section 8.1 (including, for the avoidance of doubt and without limitation, as a result of Section 8.1(f) or (g) or as a result of applicable law) shall, in each case be accompanied by, and there shall become due and payable automatically on the date of any of the foregoing, the Prepayment Premium and any Commitment Termination Fee, payable in Cash on the principal amount so prepaid or on the principal amount that has become or is declared to be immediately due and payable or the amount of the Subsequent Draw Commitment so terminated in each case pursuant to Section 8.1 or otherwise (including, for the avoidance of doubt and without limitation, as a result of Section 8.1(f) or (g) or as a result of applicable law), or in respect of which such claim in any bankruptcy, insolvency, reorganization, liquidation, judicial management or similar proceeding has arisen, or otherwise constituting the principal amount of the Term Loans prepaid, repaid, paid, satisfied, distributed, discharged, terminated, reduced or accelerated, or the Subsequent Draw Commitment so terminated, as applicable.

(iv)        Each Borrower acknowledges that Lender would not have extended the Term Loans without the inducement of the payment of the Prepayment Premium and the Commitment Termination Fee.  BORROWERS EXPRESSLY WAIVE (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM or THE COMMITMENT TERMINATION FEE.  Each Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium and the Commitment Termination Fee is the product of a transaction on Arm’s Length Terms between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium and the Commitment Termination Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and Borrowers giving specific consideration in the transactions contemplated by the Loan Documents for such agreement to pay the Prepayment Premium and the Commitment Termination Fee; and (D) the Borrowers shall be estopped hereafter from claiming differently than as agreed to herein, including in this Section 2.8(b).

(v)        If the Obligations are accelerated or the Subsequent Draw Commitment is terminated for any reason, including, without limitation, because of default, sale, transfer or encumbrance (including that by operation of law or otherwise (including, for the avoidance of doubt and without limitation, as a result of Section 8.1(f) or (g) or as a result of applicable law), the Prepayment Premium and the Commitment Termination Fee will also automatically and concurrently with such acceleration or termination become due and payable as though said indebtedness was voluntarily prepaid and the Subsequent Draw Commitments voluntarily cancelled and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender's lost profits as a result thereof.  The Prepayment Premium and the Commitment Termination Fee, as applicable, shall also be payable in the event the Obligations (and/or this Agreement or the Notes (if any) evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means and the Subsequent Draw Commitments terminated.  THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW WHICH PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM AND THE COMMITMENT TERMINATION FEE ON THE TERM LOANS AND THE SUBSEQUENT DRAW COMMITMENT IN CONNECTION WITH ANY SUCH ACCELERATION OR TERMINATION.

Section 2.9.          Mandatory Prepayments.

(a)          Asset Sales.  No later than the first Business Day following the date of receipt by any Loan Party of any Net Proceeds from Asset Sales arising under Sections 6.9(e) in an aggregate amount in excess of $500,000, Borrowers shall prepay the Term Loans as set forth in Section 2.11(a) in an aggregate amount equal to such Net Proceeds.  Each mandatory prepayment due hereunder shall be accompanied by the applicable Prepayment Premium pursuant to Section 2.8(b).

(b)         Insurance/Condemnation Proceeds.  No later than the first Business Day following the date of receipt by Company or any of its Subsidiaries, or Agents as loss payee, of any Net Proceeds from insurance or any condemnation in aggregate amount in excess of $500,000, taking or other casualty (provided that insurance proceeds received in respect of damage to repairable equipment may be used to effect the repair of such equipment in the ordinary course of business), Borrowers shall prepay the Term Loans as set forth in Section 2.11(a) in an aggregate amount equal to such Net Proceeds.  Each mandatory prepayment due hereunder shall be accompanied by the applicable Prepayment Premium pursuant to Section 2.8(b).

(c)          Issuance of Disqualified Capital Stock.  On the date of receipt by Company or any of its Subsidiaries of any Cash proceeds from the issuance of any Disqualified Capital Stock of Company or any of its Subsidiaries, Borrowers shall prepay the Term Loans as set forth in Section 2.11(a) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates of Company or any of its Subsidiaries, including reasonable legal fees and expenses.  Each subsequent mandatory prepayment due hereunder shall be accompanied by the applicable Prepayment Premium pursuant to Section 2.8(b).

(d)         Issuance of Debt.  On the date of receipt by Company or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Company or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrowers shall prepay the Term Loans as set forth in Section 2.11(a) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.  Each mandatory prepayment due hereunder shall be accompanied by the applicable Prepayment Premium pursuant to Section 2.8(b).

(e)         Excess Cash Flow.  Within five Business Days after delivery to the Administrative Agent of audited annual financial statements pursuant to Section 2.9(e), commencing with the delivery to the Administrative Agent of the financial statements for the fiscal year ending June 30, 2020, or, if such financial statements are not delivered to the Administrative Agent on the date such statements are required to be delivered pursuant to Section 5.1(c), within five Business Days after the date such statements were required to be delivered to the Administrative Agent pursuant to Section 5.1(c), the Borrower shall prepay an aggregate principal amount of Term Loans equal to (i) the ECF Percentage of Excess Cash Flow for such fiscal year minus (ii) the aggregate amount of voluntary prepayments of Term Loans made during the relevant fiscal year, so long as any such payments are made with funds internally generated by Company and the Subsidiaries.  In the event that the financial statements required under Section 5.1(c) are not so delivered, then a calculation based upon estimated amounts shall be made by the Required Lenders upon which calculation Borrowers shall make the prepayment required by this Section 2.9(e), subject to adjustment (including any payment of additional funds due by the Borrower on account of any underpayment or any refund due to the Borrower on account of any overpayment) when the financial statements are delivered to the Administrative Agent as required hereby.  The calculation made by the Required Lenders shall not be deemed a waiver of any rights the Administrative Agent or any Lender may have as a result of the failure by Borrowers to deliver such financial statements.

(f)          Extraordinary Receipts.  On the date of receipt by Company or any of its Subsidiaries of any Extraordinary Receipts in an aggregate amount in excess of $5,000,000 in an fiscal year, Borrowers shall prepay the Term Loans as set forth in Section 2.11(a) in the amount of such Extraordinary Receipts pursuant to Section 2.8(b).

(g)         Prepayment Certificate.  At least one (1) Business Day prior to any prepayment of the Term Loans pursuant to clauses (a) through (f) above, Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds and compensation owing to Lenders hereunder, if any.  In the event that Borrowers shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrowers shall promptly make an additional prepayment of the Term Loans, and Company shall concurrently therewith deliver to Agents a certificate of an Authorized Officer demonstrating the derivation of such excess.

(h)        Termination of Subsequent Draw Commitment.   In the event that the Term Loans are prepaid in an aggregate principal amount of $10,000,000 or more or otherwise come due for any reason prior to the making of a borrowing by the Borrowers under the Subsequent Draw Commitment, the Subsequent Draw Commitment will automatically terminate and be of no further force or effect on the date of such prepayment or coming due of all then outstanding Term Loans and Section 2.13 shall apply to such Subsequent Draw Commitment termination.

Section 2.10.       Application of Prepayments. So long as no Event of Default has occurred and is continuing, any mandatory prepayment of the Term Loans pursuant to Section 2.9 shall be applied to the principal of the Term Loans in the inverse order of maturity, until paid in full.  At any time an Event of Default has occurred and is continuing, all payments shall be applied pursuant to Section 2.11(g).  Nothing contained herein shall modify the provisions of Section 2.8(b) or Section 2.11(b) regarding the requirement that all prepayments be accompanied by accrued interest and fees on the principal amount being prepaid to the date of such prepayment and the Prepayment Premium, if any, or any requirement otherwise contained herein to pay all other amounts as the same become due and payable.

Section 2.11.        General Provisions Regarding Payments.

(a)          All payments by Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of Lenders, not later than 2:00 p.m. (New York City time) to Administrative Agent's Account; funds received by Administrative Agent after that time on such due date may, in Administrative Agent’s discretion, be deemed to have been paid by Borrowers on the next Business Day.

(b)          All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, any Prepayment Premium, and all commitment fees and other amounts payable with respect to the principal amount being repaid or prepaid.

(c)         Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender's applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, any Prepayment Premium and all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)        Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(e)         Each Borrower hereby authorizes Administrative Agent to charge such Borrower's accounts with Administrative Agent or any of its Affiliates in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder.  The Lenders and Borrowers also hereby authorize Administrative Agent to, and Administrative Agent may, from time to time, charge the Loan Account with any amount due and payable by Borrowers under any Loan Document.  Each of the Lenders and Borrowers agrees that Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing.  Any amount charged to the Loan Account shall be deemed an Obligation hereunder.  The Lenders and Borrowers confirm that any charges which Administrative Agent may so make to the Loan Account as herein provided will be made as an accommodation to Borrowers and solely at Administrative Agent's discretion, provided that Administrative Agent shall from time to time upon the request of Agents, charge the Loan Account of Borrowers with any amount due and payable under any Loan Document.

(f)          Administrative Agent may, in its discretion, deem any payment by or on behalf of Borrowers hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the next Business Day.  Administrative Agent shall give prompt notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding Business Day) at the Default Rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.

(g)          At any time an Event of Default has occurred and is continuing, or the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations, including, but not limited to all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part, subject to the provisions of this Agreement and any Intercreditor Agreement, as follows:

first, ratably to pay the Obligations in respect of any fees (other than any Prepayment Premium), expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full;

second, ratably to pay interest then due and payable in respect of Protective Advances until paid in full;

third, ratably to pay principal of Protective Advances then due and payable until paid in full;

fourth, ratably to pay the Obligations in respect of any fees (other than any Prepayment Premium) and indemnities then due and payable to the Lenders until paid in full;

fifth, interest then due and payable in respect of the Term Loan until paid in full;

sixth, ratably to pay principal of the Term Loan until paid in full;

seventh, ratably to pay the Obligations in respect of any Prepayment Premium then due and payable to the Lenders until paid in full;

eighth, to the ratable payment of all other Obligations then due and payable until paid in full; and

ninth, any remainder to be paid to Borrower.

(h)        For purposes of clause (g) above (other than clauses eighth and ninth), "paid in full" means payment in Cash of all amounts owing under the Loan Documents according to the terms thereof, including any Prepayment Premium, loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided that for the purposes of clause eighth of clause (g) above, "paid in full" means payment in Cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(i)          In the event of a direct conflict between the priority provisions of clause (g) above and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of clause (g) above shall control and govern.

Section 2.12.        Ratable Sharing.  Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of a Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set off or counterclaim with respect to any and all monies owing by such Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Section 2.13.       Fees.  The Borrowers shall pay to the Administrative Agent, for the benefit of the Lenders, a commitment termination fee (a “Commitment Termination Fee”) equal to three percent (3.0%) of the Subsequent Draw Commitment if (a) the Borrowers elect in writing to terminate such commitment on or prior to the Subsequent Draw Termination Date, (b) such commitment otherwise is voluntarily or involuntarily terminated pursuant to this Agreement on or prior to the Subsequent Draw Termination Date, (c) the Borrowers voluntarily prepay the Term Loans made under the Term Loan Commitment on the Closing Date in an aggregate principal amount of $10,000,000 or more (which, for the avoidance of doubt pursuant to Section 2.9(h), shall result in the automatic termination of the Subsequent Draw Commitment without any further action on the part of the Borrowers) or (d) the Borrowers fail to make the Subsequent Draw prior to the Subsequent Draw Termination Date; provided that the failure of the Borrowers to make any such Subsequent Draw shall not be attributable to the non-satisfaction of either Section 3.2(a)(v) or Section 3.2(a)(vi), and provided further that the Required Lenders shall not have waived any such non-satisfaction pursuant to Section 10.5.  The Commitment Termination Fee shall be immediately due and payable on the date of termination of the Subsequent Draw Commitment (and fully earned and nonrefundable as of such date) other than in connection with a borrowing of the Subsequent Draw pursuant to the terms of this Agreement.  In addition to the foregoing fees, the Borrowers agree to pay to the Agents agency fees as agreed in the Fee Letter.

Section 2.14.        Increased Costs; Capital Adequacy.

(a)         Compensation for Increased Costs and Taxes.  Subject to the provisions of Section 2.15 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-Governmental Authority (whether or not having the force of law):  (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than Indemnified Taxes and Excluded Taxes) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, Federal Deposit Insurance Corporation insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrowers shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this clause (a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)         Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or other obligations hereunder with respect to the Term Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction.  Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.14(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)          Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any of the foregoing increased costs or reduced returns incurred more than 180 days prior to the date that such Lender notifies Borrower of the foregoing changes in law, rule or regulation giving rise to such increased costs or reduced returns and of such Lender’s intention to claim compensation therefor; provided further that, if the change in law, rule or regulation giving rise to such increased costs or reduced returns is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15.        Taxes; Withholding, etc.

(a)          Withholding of Taxes.  All sums payable by any Loan Party hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.  If any Loan Party or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Loan Party to any Agent, any Lender or any other Recipient under any of the Loan Documents:  (1) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (2) such Loan Party or other Person shall pay such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on any Agent or such Lender, as the case may be) on behalf of and in the name of such Agent or such Lender; (3) if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including such deductions, withholdings or payments with respect to additional amounts payable pursuant to this Section 2.15), such Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (4) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authorities.

(b)          Other Taxes.  The Loan Parties shall pay to the relevant Governmental Authorities in accordance with applicable law any present or future stamp, court or documentary Taxes, intangible, recording, filing or similar Taxes, or any excise or property Taxes that arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).  Within thirty days after paying any such Other Taxes, each Loan Party shall deliver to Administrative Agent and any Lender evidence satisfactory to Administrative Agent and Lenders that such Other Taxes have been paid to the relevant Governmental Authority.

(c)         Tax Indemnification.  The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and Lender harmless from and against all Indemnified Taxes and Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.15) and any reasonable expenses arising therefrom or with respect thereto paid by such Person, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be paid within ten days from the date on which any Agent or Lender makes written demand therefor specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes.

(d)          Evidence of Exemption from U.S. Withholding Tax.

(i)          Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a "Non-US Lender") shall deliver to Administrative Agent (for transmission to Company), on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of Administrative Agent (in its reasonable exercise of its discretion), (i) two executed copies of Internal Revenue Service Form W-8IMY (with appropriate attachments), W-8BEN, W-8BEN-E, or W-8ECI (or any successor forms), as applicable, properly completed and duly executed by such Lender and, to the extent such Lender is eligible, such form shall note that such Lender is not subject to deduction or withholding, or is subject to a reduced deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, and (ii) if such Lender is claiming exemption from United States federal income tax under Section 871(h) or 881(c) of the Internal Revenue Code, a Certificate Regarding Non-Bank Status, properly completed and duly executed by such Lender.  Each Lender required to deliver any forms or certificates with respect to United States federal income tax withholding matters pursuant to this clause (d) hereby agrees, from time to time after the initial delivery by such Lender of such forms or certificates, whenever a lapse in time or change in circumstances renders such forms or certificates obsolete or inaccurate in any material respect, that such Lender shall deliver to Administrative Agent (for transmission to Company) two updated executed copies of Internal Revenue Service Form W-8IMY (with appropriate attachments thereto), W-8BEN, W-8BEN-E, or W-8ECI, as applicable, and, if applicable, a Certificate Regarding Non-Bank Status (or any successor forms), as the case may be, properly completed and duly executed by such Lender, or notify Administrative Agent and Company of its inability to deliver any such forms or certificates.

(ii)        If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Company and Administrative Agent at the time or times prescribed by Requirements of Law and at such time or times reasonably requested by Company or Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Company or Administrative Agent as may be necessary for Borrowers and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this subclause (ii), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(iii)        Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes shall deliver to Administrative Agent (for transmission to Company), on or prior to the Closing Date (in the case of each such Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of Administrative Agent (in its reasonable exercise of its discretion), two executed copies of Internal Revenue Service Form W-9 (or any successor forms) properly completed and duly executed by such Lender to establish that such Lender is not subject to United States backup withholding taxes with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents.

(e)         Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (e) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)         Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(h) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (f).

(g)        Survival.  Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.16.       Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 2.14 or 2.15, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.14 or 2.15 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided such Lender will not be obligated to utilize such other office pursuant to this Section 2.16 unless Borrowers agree to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Borrowers pursuant to this Section 2.16 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1.         Closing Date.  The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver by the Required Lenders in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a)         Loan Documents.  Agents shall have received sufficient copies of each Loan Document originally executed and delivered by each applicable Loan Party for each Lender.

(b)         Organizational Documents; Incumbency.  Agents shall have received: (i) copies of each Organizational Document executed and delivered by each Loan Party, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party's jurisdiction of incorporation, organization or formation, and each other jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, in each case, dated a recent date prior to the Closing Date; and (v) such other documents as the Agents or the Required Lenders may reasonably request.

(c)          Organizational and Capital Structure.  The organizational structure and capital structure of Company and its Subsidiaries shall be as set forth in Section 4.1 and on Schedule 4.1.

(d)         Existing Indebtedness.  On the Closing Date, Company and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Agents all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Company and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to the Required Lenders with respect to the cancellation and/or replacement of any letters of credit outstanding thereunder to support the obligations of Company and its Subsidiaries with respect thereto.

(e)          Sources and Uses.  On or prior to the Closing Date, Company shall have delivered to Agents the sources and uses of the proceeds of the Term Loans borrowed on the Closing Date.

(f)         Governmental Authorizations and Consents.  Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case, that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Required Lenders.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(g)         Personal Property Collateral.  Subject to the post-closing conditions set forth in Section 5.15, in order to create in favor of Agents, for the benefit of Secured Parties, a valid, perfected First Priority security interest (subject only to existing secured obligations scheduled on Schedule 6.1) in the Collateral.  Agents shall have received:

(i)         evidence satisfactory to the Required Lenders of the compliance by each Loan Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein on the Closing Date), together with (A) appropriate financing statements on Form UCC‑1 duly filed in such office or offices as may be necessary or, in the opinion of Agents or the required Lenders, desirable to perfect the security interests purported to be created by the Pledge and Security Agreement and (B) evidence satisfactory to the Required Lenders of the filing of such UCC-1 financing statements;

(ii)        a completed Perfection Certificate dated as of the Closing Date and executed by an Authorized Officer of each Loan Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to the Required Lenders, of all effective UCC financing statements (or equivalent filings) made with respect to any assets or property of any Loan Party in the jurisdictions specified in the Perfection Certificate, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and

(iii)      evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to clause (b) of the definition of “Permitted Indebtedness”) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Required Lenders.

(h)         Financial Statements.  Lenders shall have received from Company (i) the Historical Financial Statements and (ii) upon the written request of the Required Lenders, the consolidated balance sheets of Company and its Subsidiaries as of the Fiscal Quarter ending September 30, 2019 and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter, setting forth in comparative form the corresponding figures, with respect to the balance sheet, statements of income and statements of cash flows, for the corresponding period of the previous Fiscal Year.

(i)          Opinions of Counsel to Loan Parties.  Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of counsel for Loan Parties, and, in each case, as to such other matters as the Required Lenders may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Required Lenders (and each Loan Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(j)          Fees.  Borrowers shall have paid to each Agent and each Lender, the fees and expenses then due and payable pursuant to the Fee Letter and Section 10.2.

(k)         Closing Date Certificate.  Each Loan Party shall have delivered to the Agents an originally executed Closing Date Certificate, together with all attachments thereto.

(l)          No Litigation.  Except as disclosed on the Annual Report on form 10-K for the fiscal year ended June 30, 2019 (the “2019 Form 10-k”), there shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in writing, in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of the Required Lenders, singly or in the aggregate, materially impairs any of the transactions contemplated by the Loan Documents, or that could have a Material Adverse Effect.

(m)        No Material Adverse Effect.  Since June 30, 2019 and except as disclosed in the 2019 Form 10-K, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(n)         Bank Regulations.  Administrative Agent shall have received all documentation and other information reasonably requested that is required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, and all such documentation and other information shall be in form and substance reasonably satisfactory to the Administrative Agent, which shall include, for the avoidance of doubt, a duly executed IRS Form W-9 or other applicable tax form.  As of the Closing Date, the information included in the Beneficial Ownership Certification with respect to any beneficial owner of Company is true and correct in all respects.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent or Lender, as applicable, on the Closing Date.

Section 3.2.          Conditions to Each Credit Extension.

(a)         Conditions Precedent.  The obligation of each Lender to make any Term Loan or the Subsequent Draw on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver by the Required Lenders in accordance with Section 10.5, of the following conditions precedent:

(i)          Administrative Agent shall have received a fully executed and delivered Funding Notice;

(ii)        as of such Credit Date, the representations and warranties contained herein and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Credit Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date;

(iii)        as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(iv)       the Loan Parties shall have paid all fees, costs and expenses then payable by the Loan Parties pursuant to this Agreement and the other Loan Documents, including, without limitation, the Fee Letter and Section 10.2;

(v)        With respect to the Subsequent Draw, there shall not exist any material action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in writing against Company or any of its Subsidiaries, in any court or before any arbitrator or Governmental Authority that, in the sole discretion of the Required Lenders, singly or in the aggregate, could reasonably be expected to result in a judgment, writ or warrant of attachment or settlement involving any amount that is not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage with respect to such amount;

(vi)        the making of such shall not contravene any law, rule or regulation applicable to any Agent or any Lender; and

(vii)       Administrative Agent shall have received a Solvency Certificate of Company substantially in form of Exhibit J attached hereto.

Any Agent or Required Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Required Lender, such request is warranted under the circumstances.

(b)         Notices.  Any Funding Notice shall be executed by an Authorized Officer of Company in a writing delivered to Administrative Agent.  Neither Administrative Agent nor any Lender shall incur any liability to Borrowers in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to each Agent and Lender on the Closing Date and on each Credit Date, that the following statements are true and correct:

Section 4.1.         Organization; Requisite Power and Authority; Qualification.  Each of Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of a Borrower, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.  No Loan Party is an EAA Financial Institution.

Section 4.2.         Capital Stock and Ownership.  The Capital Stock of each of Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth in this this Section 4.2 and on Schedule 4.2(a), as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Company or any of its Subsidiaries of any additional membership interests or other Capital Stock of Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Company or any of its Subsidiaries. This Section 4.2 and Schedule 4.2(a) correctly sets forth the ownership interest of Company and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.  Except for Liens that have been subordinated pursuant to a Subordination Agreement acceptable to the Required Lenders, no Capital Stock owned by a Loan Party is subject to a Lien other than the Liens in favor of Collateral Agent under the Collateral Documents.  The authorized capital stock of Company consists of (a) 640,000,000 shares of common stock, without par value, (b) 1,800,000 shares of preferred stock, without par value (“Preferred Stock”), (c) 900,000 shares of Series A convertible preferred stock (“Convertible Preferred Stock”) and (d) 765,000 shares of Series B preferred stock (“Series B Preferred Stock”). As of the the Closing Date, 63,808,481 shares of common stock were outstanding, no shares of Preferred Stock were outstanding, 445,063 shares of Convertible Preferred Stock were outstanding and no shares of Series B Preferred Stock were outstanding.   As of the Closing Date, 1,127,097 shares of common stock are subject to options issued pursuant to employee benefit plans of Company and 23,978 shares of common stock are subject to warrants issued by Company.

Section 4.3.          Due Authorization.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.4.          No Conflict.  The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate any of the Organizational Documents of Company or any of its Subsidiaries, (b) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries, in each case except to the extent any such violation could not reasonably be expected to result in a Material Adverse Effect, (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, except where such conflict, breach or default could not reasonably be expected to result in a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Agents, on behalf of Secured Parties), (e) result in any default, non-compliance, suspension revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except where the foregoing could not reasonably be expected to result in a Material Adverse Effect or (f) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

Section 4.5.         Governmental Consents.  The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not, except as provided in Section 5.15, require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agents for filing and/or recordation, as of the Closing Date.

Section 4.6.          Binding Obligation.  Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

Section 4.7.         Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments.  As of the Closing Date, neither Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitments that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or condition (financial or otherwise) of Company and any of its Subsidiaries taken as a whole.

Section 4.8.          [Reserved].

Section 4.9.          No Material Adverse Effect.  Since June 30, 2019 and except as disclosed in the 2019 Form 10-K, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10.        Adverse Proceedings, etc.

  There are no Adverse Proceedings, individually or in the aggregate, that (a) relate to any Loan Document or the transactions contemplated hereby or thereby or (b) could reasonably be expected to have a Material Adverse Effect.  Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.11.        Payment of Taxes.  Except as otherwise permitted under Section 5.3 or otherwise disclosed on Schedule 4.11, all U.S. federal, state and local income tax returns and other material tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes due and payable (whether or not shown on such tax returns or reports) and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  Neither Company nor any of its Subsidiaries are currently the subject of any audit relating to Taxes and there are no proposed tax assessments against Company or any of its Subsidiaries which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.  Each Subsidiary of Company is, and since inception has been, disregarded as separate from Company for U.S. federal income tax purposes.  Neither Company nor any Subsidiary is subject to any tax sharing or other similar agreement relating to Taxes.  Company and its Subsidiaries do not have any liability for Taxes with respect to income under Section 965 of the Internal Revenue Code.

Section 4.12.        Properties.

(a)         Title.  Each of Company and its Subsidiaries has (i) good, sufficient, marketable and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and valid title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.5 and in the most recent financial statements delivered pursuant to Section 5.1, in each case, except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9.  All such properties and assets are in working order and condition, ordinary wear and tear excepted, and except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)         Real Estate.  As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets, (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment and (iii) the termination date and annual base rent under each lease or sublease.  Each agreement described in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.  To the knowledge of each Loan Party, no other party to any such agreement is in default of its obligations thereunder, and no Loan Party (or any other party to any such agreement) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Closing Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such agreement.

Section 4.13.        Environmental Matters.  Except as set forth on Schedule 4.13:

(a)          No material Environmental Claim has been asserted against any Loan Party or any predecessor in interest nor has any Loan Party received notice of any threatened or pending material Environmental Claim against Loan Party or any predecessor in interest.

(b)         There has been no material Release of Hazardous Materials and there are no Hazardous Materials present in violation of Environmental Law at any of the properties currently or formerly owned or operated by any Loan Party or any predecessor in interest, or to the knowledge of any Loan Party, at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest.

(c)          The operation of the business of, and each of the properties owned or operated by, each Loan Party is in compliance in all material respects with all Environmental Laws.

(d)         Each Loan Party holds and is in compliance in all material respects with Governmental Authorizations required under any Environmental Laws in connection with the operations carried on by it and the properties owned or operated by it.

(e)         No event or condition has occurred or is occurring with respect to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which could reasonably be expected to form the basis of a material Environmental Claim against any Loan Party.

(f)          No Loan Party has received any notification pursuant to any Environmental Laws that (i) any material work, repairs, construction or capital expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (ii) any material license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated.

(g)         The Loan Parties have made available to the Agents true and complete copies of all environmental reports, audits and investigations related to the Real Property or the operations of the Loan Parties, if any.

Section 4.14.       No Defaults.  Except as set forth on Schedule 4.14, neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 4.15.       Material Contracts.  Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, which, together with any updates provided pursuant to Section 5.1(l), all such Material Contracts are in full force and effect and no Loan Party party thereto or, to the knowledge of such Loan Party, any other party thereto, has defaulted in any material respect in any of its material obligations thereunder (other than as described in Schedule 4.15 or in such updates).

Section 4.16.       Governmental Regulation.  Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither Company nor any of its Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.

Section 4.17.       Margin Stock.  Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Terms Loans made to such Loan Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.18.       Employee Matters.  Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Company or any of its Subsidiaries, or to the best knowledge of Company and each Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Company or any of its Subsidiaries or to the best knowledge of Company and each Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries, and (c) to the best knowledge of Company and each other Loan Party, no union representation question existing with respect to the employees of Company or any of its Subsidiaries and, to the best knowledge of Company and each other Loan Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

Section 4.19.        Employee Benefit Plans.  Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed, in all material respects, all their obligations under each Employee Benefit Plan.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service and, to the best knowledge of Company and each other Loan Party, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status.  No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or any of their ERISA Affiliates.  No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to result in material liability to any Loan Party or any of Subsidiaries of such Loan Party.  Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates.  The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by any Loan Party or any of its  ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by $5,000,000.  As of the most recent valuation date for each Multiemployer Plan to which any Loan Party or any of its ERISA Affiliates contributes or has an obligation to contribute for which the actuarial report is available, the potential liability of any Loan Party and its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA does not exceed $5,000,000.  Each Loan Party and each of its ERISA Affiliates has complied, in all material respects, with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.20.        Certain Fees.  Unless disclosed to the Lenders in writing prior to the Closing Date, no broker's or finder's fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

Section 4.21.        Compliance with Organizational Documents and Statutes.  Each of Company and its Subsidiaries is in compliance with (i) its Organizational Documents and (ii) all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Company or any of its Subsidiaries), except, with respect to clause (ii) only, such non‑compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.22.      Intellectual Property.  Each of Company and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are material and necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.22 is a true, correct, and complete listing of all material trademarks, trade names, copyrights, patents, and licenses as to which Company or one of its Subsidiaries is the owner or is an exclusive licensee; provided that Borrowers may amend Schedule 4.22 to add additional intellectual property so long as such amendment occurs by written notice to Agents at the time that Company provides its Compliance Certificate pursuant to Section 5.1(d).  Subject to the filing of the Collateral Documents, Agents possess, to the extent permitted by applicable law or such inbound intellectual property license, a First Priority security interest with respect to each Loan Party’s rights under each inbound intellectual property license that is a Material Contract and that is not generally commercially available, and no such material license requires any further consent from the applicable licensor to grant to Agents a security interest with respect thereto.

Section 4.23.       Equipment.  Except equipment that has been leased to customers of the Company or any Subsidiary or that is otherwise in transit, the equipment (other than equipment out for repair) of Company and its Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between or to, the locations identified on Schedule 4.23 (as such Schedule may be updated pursuant to Section 5.12).

Section 4.24.       Customers and Suppliers.  There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship (it being understood that the foregoing shall not be deemed to refer to any agreement or business relationship that is made subject to a competitive bidding or request-for-proposal process in the ordinary course, which processes occur with respect to the Company’s agreements or business relationships from time to time) between (a) any of Company or its Subsidiaries, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any of Company or its Subsidiaries are individually or in the aggregate material to the business or operations of the Company and its Subsidiaries, taken as a whole, or (b) any of Company or its Subsidiaries, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any of Company or its Subsidiaries are individually or in the aggregate material to the business or operations of Company and its Subsidiaries, taken as whole.  There exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change with respect to the foregoing agreements that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 4.25.      Insurance.  Each of Company and its Subsidiaries keeps its property adequately insured and maintains (a) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (b) workmen's compensation insurance in the amount required by applicable law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law or as may be reasonably required by the Required Lenders (including, without limitation, against larceny, embezzlement or other criminal misappropriation).  Schedule 4.25 sets forth a list of all insurance maintained by each Loan Party on the Closing Date.

Section 4.26.        Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its Board of Directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Loan Parties hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 4.27.        Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained or not complied with, could not reasonably be expected to have a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.

Section 4.28.      Bank Accounts and Securities Accounts.  Schedule 4.28 sets forth a complete and accurate list as of the Closing Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

Section 4.29.       Security Interests.  The Pledge and Security Agreement creates in favor of Agents, for the benefit of Secured Parties, a legal, valid and enforceable security interest in the Collateral secured thereby.  Upon the filing of the UCC-1 financing statements described in Section 3.1(g), the recording of the Collateral Assignments for Security referred to in the Pledge and Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and the execution of Control Agreements, such security interests in and Liens on the Collateral granted thereby shall be perfected First Priority security interests, and no further recordings, filings or agreements are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (a) the filing of continuation statements in accordance with applicable law, (b) the recording of the Collateral Assignments for Security pursuant to the Pledge and Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights and (c) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

Section 4.30.       PATRIOT ACT and FCPA.  To the extent applicable, each Loan Party is in compliance with (a) the laws, regulations and Executive Orders administered by OFAC, and (b) the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act ) of 2001 (the "PATRIOT Act").  Neither the Loan Parties nor any of their officers, directors, employees, agents or shareholders acting on the Loan Parties' behalf shall use the proceeds of the Term Loans to make any payments, directly or indirectly (including through any third party intermediary), to any Foreign Official in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the "FCPA").  None of the Loan Parties nor, to the knowledge of the Loan Parties, any Affiliates of any Loan Parties, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws.  None of the Loan Parties, nor, to the knowledge of the Loan Parties, any Affiliates of any Loan Parties, or their respective agents acting or benefiting in any capacity in connection with the Term Loans or other transactions hereunder, is a Blocked Person.  None of the Loan Parties, nor, to the knowledge of the Loan Parties, any of their agents acting in any capacity in connection with the Term Loans or other transactions hereunder (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.

Section 4.31.       Disclosure.  No representation or warranty of any Loan Party contained in any Loan Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Company or a Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company or a Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company or any other Loan Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.32.       Indebtedness.  Set forth on Schedule 4.32 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule 4.32 accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

Section 4.33.       Use of Proceeds.  The proceeds of the Term Loans shall be used by the Loan Parties as described in Section 2.4.  No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 4.34.       Solvency.  Immediately following the making of the Term Loans on the Closing Date and after giving effect to the application of the proceeds of the Term Loans on the Closing Date, (a) the fair value of the assets of the Loan Parties on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Loan Parties on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Loan Parties on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.  Such foregoing determination has been made by the chief financial officer of Company after having conducted a diligent inquiry on a good faith basis.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations, each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article V.

Section 5.1.          Financial Statements and Other Reports.  Unless otherwise provided below, Company will deliver to Agents and Lenders:

(a)          Monthly Reports.  As soon as available, and in any event within 30 days (or 45 days in the case of the third month of a Fiscal Quarter) after the end of each month (including the month which began prior to the Closing Date), at the written request of the Required Lenders (which shall be reasonably made), the consolidated balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated statements of income, consolidated statements of stockholders' equity and consolidated statements of cash flows of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in comparative form the corresponding figures, with respect to the balance sheet, statements of income and statements of cash flows, for the corresponding periods of the previous Fiscal Year and, with respect to statements of income, the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a report, each in form satisfactory to the Required Lenders;

(b)         Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of each Fiscal Quarter (provided that if Company files quarterly reports with the Securities Exchange Commission, then delivery of quarterly financial statements hereunder shall be deemed timely if delivered no later than the last date for timely delivery of Company’s 10Q filing to the Securities Exchange Commission for such Fiscal Quarter) of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in comparative form the corresponding figures, with respect to the balance sheet, statements of income and statements of cash flows, for the corresponding periods of the previous Fiscal Year and, at the written request of the Required Lenders (which shall be reasonably made), with respect to statements of income, the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification;

(c)         Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each Fiscal Year (provided that if Company files annual reports with the Securities Exchange Commission, then delivery of annual financial statements hereunder shall be deemed timely if delivered no later than the last date for timely delivery of Company’s 10K filing to the Securities Exchange Commission for such Fiscal Year), (i) the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated  statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and, at the written request of the Required Lenders (which shall be reasonably made), the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and (ii) with respect to such consolidated financial statements a report thereon of an independent certified public accounting firm of recognized national standing selected by Company and reasonably satisfactory to the Required Lenders (which report shall be unqualified as to going concern and scope of audit (any other qualifications therein shall be satisfactory to the Required Lenders in their reasonable credit judgment), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards).

(d)          Compliance Certificate.  Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Section 5.1(a), Section 5.1(b) or Section 5.1(c), a duly executed and completed Compliance Certificate;

(e)          [Reserved];

(f)          Notice of Default.  Promptly (but in any event within two (2) Business Days) upon any officer of Company or any other Loan Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Company or a Borrower with respect thereto, (ii) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b) or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action such Borrower has taken, is taking and proposes to take with respect thereto.  No later than three Business Days (the “Disclosure Time”) following the date that the Loan Parties deliver any notice pursuant to this clause (f) with respect to the existence of an Event of Default only (such notice, the “Cleansing Materials”), Company shall, in a manner consistent with this clause (f), publicly disclose the Cleansing Materials.  The Cleansing Materials shall be disclosed on Form 8-K or any periodic report required or permitted to be filed by Company under the Exchange Act with the Securities and Exchange Commission or, if the Securities and Exchange Commission’s EDGAR filing system is not available, in such other manner that results in prompt public dissemination of such information.  Notwithstanding anything contained herein to the contrary, the Disclosure Time may be extended upon request of Company with the written consent of the Required Lenders (which consent shall not be unreasonably withheld).  Company acknowledges and agrees that from and after the Disclosure Time none of the Lenders owes Company any duty that would restrict or prevent the Lenders from purchasing, selling or otherwise trading securities or any other financial instrument of Company.  If the Required Lenders believe, in good faith and after having received advice from counsel (which may be internal counsel), that Company has failed to disclose all Cleansing Materials on or after the Disclosure Time, or Company’s manner of disclosure does not result in appropriate public dissemination of the Cleansing Materials, as determined by the Required Lenders in their sole discretion, then Company agrees that the Lenders shall be authorized to make available to the public (including, but not limited to, through the issuance of a press release) on or after 8:00 am (New York Time) on the Business Day after the Disclosure Time such Cleansing Materials or a summary that reflects such Cleansing Materials (the “Additional Cleansing Materials”); provided that the Lenders shall provide to Company written notice of any Additional Cleansing Materials at least 24 hours prior to the time that such Additional Cleansing Materials is made available to the public, and shall make a good faith efforts within such period to consult with Company regarding the contents of the Additional Cleansing Materials prior to the disclosure thereof.  Company agrees that the Lenders shall not have any liability at law or equity, including, without limitation, for any special, indirect, punitive, or consequential damages in contract, tort, warranty, strict liability, or otherwise, to Company or any of its Affiliates or their respective representatives for publicly disclosing such Additional Cleansing Materials pursuant to the terms of this Agreement to the extent such disclosure is made in compliance with the terms of this clause (f).  Nothing herein shall prohibit Company from making any public statements with respect to the Additional Cleansing Materials following their public disclosure by any Lender.

(g)         Notice of Litigation.  Promptly (but in any event within two (2) Business Days) upon any officer of Company or any other Loan Party obtaining knowledge of (i) the institution of, or non-frivolous written threat of, any Adverse Proceeding involving a claim in excess of $500,000 and not previously disclosed in writing by Borrowers to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to such Loan Party to enable Lenders and their counsel to evaluate such matters;

(h)          ERISA.  (i) Promptly (but in any event within five (5) Business Days) after Company or any other Loan Party obtains knowledge of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action any Loan Party or any of its  ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, (B) all notices received by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Required Lenders shall reasonably request;

(i)         Financial Plan.  Promptly, upon the written request of the Required Lenders (which shall be reasonably made), a consolidated plan and financial forecast (a "Financial Plan") for such Fiscal Year and for each Fiscal Year (or portion thereof) through the final maturity date of the Term Loans (the "Extended Covered Period"), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year and, if applicable, each such Fiscal Year in the Extended Covered Period, together with pro forma Compliance Certificates for such Fiscal Year and, if applicable, each such Fiscal Year in the Extended Covered Period and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each month of such Fiscal Year and, if applicable, each such Fiscal Year in the Extended Covered Period, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.8 through the end of such Fiscal Year and, if applicable, the end of the Extended Covered Period and (iv) forecasts demonstrating adequate liquidity through the end of such Fiscal Year and, if applicable, the end of the Extended Covered Period, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and level of detail reasonably satisfactory to the Required Lenders;

(j)          Insurance Report.  At the written request of the Required Lenders (which shall be reasonably made), as soon as practicable and in any event at the earlier of the actual time of delivery of the annual financial statements required pursuant to Section 5.1(c), or if such annual financial statements are not timely delivered in any Fiscal Year, at the time that such annual financial statements otherwise came due pursuant to Section 5.1(c) in respect of such Fiscal Year, a report in form and substance satisfactory to the Required Lenders outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

(k)          Notice of Change in Board of Directors.  Promptly (but in any event within two (2) Business Days), written notice of any change in the Board of Directors (or similar governing body) of Company or any of its Subsidiaries;

(l)         Notice Regarding Material Contracts.  Promptly (but in any event within five (5) Business Days) (i) after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Agents, and an explanation of any actions being taken with respect thereto;

(m)       Environmental Reports and Audits.  Within five (5) Business Days following the receipt thereof, copies of all environmental audits and reports with respect to any environmental matter which have resulted in or are reasonably likely to result in a material Environmental Claim asserted against any Loan Party or any of their Subsidiaries or in any material Environmental Liabilities and Costs of any Loan Party or any of their Subsidiaries;

(n)         Information Regarding Collateral.  Company will furnish to Agents prior 30 days’ written notice of any change (i) in any Loan Party's corporate name, (ii) in any Loan Party's identity or corporate structure or (iii) in any Loan Party's federal taxpayer identification number.  Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Agents to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents.  Each Loan Party also agrees promptly to notify Agents if any material portion of the Collateral is damaged or destroyed;

(o)         Tax Returns.  As soon as practicable and in any event within ten (10) days following the filing thereof, copies of each federal income tax return filed by or on behalf of any Loan Party; and

(p)         Other Information.  (i) Promptly upon becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders acting in such capacity or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company and (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (ii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party (other than a routine inquiry), (iii) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters) submitted to any Loan Party by its auditors in connection with any annual interim audit of the books thereof and (iv) such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Agent or Lender.

Documents required to be delivered pursuant to Section 5.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (A) on which Company posts such documents, or provides a link thereto, on Company’s or one of its Affiliates’ website on the Internet or (B) on which such documents are posted on Company’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) Company shall deliver such documents to the Administrative Agent until a written notice to cease delivering such documents is given by the Administrative Agent and (ii) Company shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

Each Loan Party hereby acknowledges that the Administrative Agent shall make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks, DebtDomain, SyndTrak, ClearPar or another similar electronic system chosen by the Administrative Agent and the Required Lenders to be the electronic transmission system or another similar electronic system (the “Platform”).  Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Platform is secured through a per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders and the Loan Parties acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Loan Parties hereby approves distribution of the Communications through the Platform and understands and assumes the risks of such distribution.

THE PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE PLATFORM.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 5.1, including through the Platform.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

The Administrative Agent shall store the Communications on the Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 5.2.        Existence.  Except as otherwise permitted under Section 6.9, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and Governmental Authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted; provided that no Loan Party or any of its Subsidiaries shall be required to preserve any such existence, right or Governmental Authorizations, qualifications, franchise, licenses and permits if such Person's Board of Directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

Section 5.3.         Payment of Taxes and Claims.  Except as set forth on Schedule 4.11, each Loan Party will, and will cause each of its Subsidiaries to, file all federal tax returns and other material tax returns required to be filed by such Loan Party or any of its Subsidiaries and pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay imposition of any penalty, fine or Lien resulting from the non-payment thereof.  No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).  No election or other action (including merger, conversion or otherwise) will be made to change the tax characterization of Company or any of its Subsidiaries.

Section 5.4.         Maintenance of Properties.  Each Loan Party will, and will cause each of its Subsidiaries to (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, and (b) comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

Section 5.5.          Insurance.

(a)         The Loan Parties will maintain or cause to be maintained, with financially sound and reputable insurers, casualty insurance, business interruption insurance, such public liability insurance, third party property damage insurance or such other insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, the Loan Parties will maintain or cause to be maintained (A) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (B) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance shall (1) name Agents, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (2) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Required Lenders, that names Agents, on behalf of Secured Parties as the loss payee thereunder.  If any Loan Party or any of its Subsidiaries fails to maintain such insurance, Agents may arrange for such insurance, but at Borrowers' expense and without any responsibility on Agents’ part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, Agents shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b)         Each of the insurance policies required to be maintained under this Section 5.5 shall provide for at least thirty (30) days' (or ten (10) days’ in the case of nonpayment of premiums) prior written notice to Agents of the cancellation or substantial modification thereof.  Receipt of such notice shall entitle Agents (but Agents shall not be obligated) to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to this Section 5.5 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Loan Parties.

(c)          In the event that the Lenders once in any six month period reasonably determine that insurance coverage maintained by Company and its Subsidiaries on or after the Closing Date does not satisfy the requirements of clause (a) above in any material respect, then within 60 days following the receipt by Company of written notice from the Agents of the insurance coverage deficiencies identified by the Lenders, Company shall deliver to the Agents satisfactory evidence of insurance in force that fully rectifies such deficiencies.

Section 5.6.         Inspections.  Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep adequate books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Required Lenders (including employees of any Agent or Lender or any consultants, auditors, accountants, lawyers and appraisers retained by the Required Lenders) to visit and inspect any of the properties of any Loan Party and any of its respective Subsidiaries (including Phase I Environmental Site Assessments and, based upon the results of the Phase I Environmental Site Assessments, Phase II Environmental Site Assessments), to conduct audits, valuations and/or field examinations of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants and auditors (in the presence of officers of the Company), all upon reasonable notice and at such times during normal business hours (so long as no Default or Event of Default has occurred and is continuing) and as often as may reasonably be requested.  The Loan Parties agree to pay the (i) the examiner's reasonable and documented out-of-pocket costs and expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations and (ii) the reasonable costs of all visits, audits, inspections, valuations and field examinations conducted by a third party on behalf of the Lenders.  The Loan Parties acknowledge that any Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties' assets for internal use by Agents and the Lenders.

Section 5.7.          Lenders Meetings and Conference Calls.

(a)         Company and Borrowers will, upon the request of Required Lenders (which request shall be reasonably made), participate in a meeting of Agents and Lenders at least once every Fiscal Quarter to be held at Company's corporate offices (or at such other location as may be agreed to by Company and Agents) at such time as may be agreed to by Company and Agents.

(b)        Within ten (10) Business Days of delivery of financial statements and other information required to be delivered pursuant to Section 5.1(b), upon the written request of Required Lenders, Company shall cause its chief financial officer to participate in a conference call with Agents and all Lenders who choose to participate in such conference call during which conference call the chief financial officer shall review the financial statements and the other information required to be delivered pursuant to Section 5.1(b).

Section 5.8.          Compliance with Laws.

(a)        Each Loan Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Real Estate Assets to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), non-compliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that with respect to Anti-Terrorism Laws and OFAC Sanctions Programs, each Loan Party shall, and shall cause its Subsidiaries to, comply in all material respects.

(b)          In addition, each Loan Party will comply with the material requirements of all applicable material laws, rules, regulations and orders of any Governmental Authority in respect of timely (including extensions) completion of state and federal income tax filings and federal securities law filings.

Section 5.9.          Environmental.

(a)        Each Loan Party shall (i) keep all Real Property free of any Environmental Liens, (ii) comply, and take all steps to cause all tenants and other Persons who may come upon any property owned or operated by it to comply, with all Environmental Laws in all material respects and provide to Agents any documentation of such compliance which the Required Lenders may reasonably request, (iii) maintain and comply in all material respects with all Governmental Authorizations required under applicable Environmental Laws, (iv) take all steps to prevent any material Release of Hazardous Materials from any property owned or operated by any Loan Party, (v) ensure that there are no Hazardous Materials on, at or migrating from any property owned or operated by any Loan Party, (vi) undertake or cause to be undertaken any and all Remedial Actions in response to any Environmental Claim, Release of Hazardous Materials or violation of Environmental Law, to the extent required by Environmental Law or any Governmental Authority and to repair and remedy any impairment to the Real Property consistent with its current use and, upon request of the Required Lenders, provide Agents all data, information and reports generated in connection therewith.

(b)         The Loan Parties shall promptly (but in any event within five (5) Business Days) (i) notify Agents in writing (A) if it knows, suspects or believes there may be a material Release in excess of any reportable quantity or material violation of Environmental Laws in, at, on, under or from any part of the Real Property or any improvements constructed thereon, (B) of any material Environmental Claims asserted against or Environmental Liabilities and Costs of any Loan Party or predecessor in interest or concerning any Real Property, (C) of any failure to comply with Environmental Law in all material respects at any Real Property or that is reasonably likely to result in an Environmental Claim asserted against any Loan Party, (D) any Loan Party's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Real Property that could cause such Real Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (E) any notice of Environmental Lien filed against any Real Property, and (ii) provide such other documents and information as reasonably requested by Required Lenders in relation to any matter pursuant to this Section 5.9(b).

Section 5.10.      Subsidiaries.  In the event that any Person becomes a Subsidiary of a Loan Party, such Loan Party shall (a) within thirty (30) days after such Person becomes a Subsidiary (or such longer period as may be agreed to by the Administrative Agent) cause such Subsidiary to become a Guarantor hereunder and a Grantor under and as defined in the Pledge and Security Agreement by executing and delivering to each Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates that Required Lenders shall reasonably request.  With respect to each such Subsidiary, Company shall promptly send to Agents prior written notice setting forth with respect to such Person (i) the date on which such Person will become a Subsidiary of a Loan Party, and (ii) all of the data required to be set forth in the Schedules hereto with respect to such joining Subsidiary of Company, and such written notice shall be deemed to supplement the applicable Schedules for all purposes hereof.  For avoidance of doubt, each future domestic and foreign subsidiary of Company, whether formed or acquired, shall be a Subsidiary.

Section 5.11.        Material Real Estate Assets.  In the event that any Loan Party acquires a Material Real Estate Asset or a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Agents, for the benefit of Secured Parties, then such Loan Party shall within 60 days (or such longer period of time as agreed to by the Administrative Agent) after acquiring such Material Real Estate Asset, or after a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset, take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, documents, instruments, agreements, opinions, surveys, Title Policies, “life of loan” flood hazard determinations with executed notices to the Borrower thereto, if applicable, evidence of flood insurance, if applicable, and other certificates, documents and other information as are reasonably requested by the the Required Lenders and necessary to grant and perfect a First Priority Lien on such Material Real Estate Asset in favor of the Collateral Agent, for the benefit of the Secured Parties, all in form and substance reasonably acceptable to the Required Lenders.  In addition to the foregoing, Borrowers shall, at the request of Required Lenders, deliver, from time to time, to Agents such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

Section 5.12.       Location of Equipment.  Except equipment that has been leased to customers of the Company or any Subsidiary pursuant to a Permitted Lease Receivables Financing Program or a Permitted Equipment/Lease Sale Program or that is otherwise in transit, keep each of Company’s and its Subsidiaries' Equipment (other than Equipment out for repair) only at the locations identified on Schedule 4.23; provided that Borrowers may amend Schedule 4.23 so long as such amendment occurs by written notice to Agents not less than 10 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States, and so long as, at the time of such written notification, Company provides Agents a Collateral Access Agreement with respect thereto.

Section 5.13.       Further Assurances.  At any time or from time to time upon the request of any Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as such Agent or the Lenders may reasonably request in order to effect fully the purposes of the Loan Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21.  In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as any Agent or Lenders may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Company and its Subsidiaries and all of the outstanding Capital Stock of Company’s Subsidiaries.  The Loan Parties shall take all steps necessary to provide that at all times, the Liens granted pursuant to the Collateral Documents shall be First Priority Liens.

Section 5.14.        Miscellaneous Business Covenants.  Unless otherwise consented to by the Required Lenders:

(a)         Non-Consolidation.  Company will and will cause each of its Subsidiaries to:  (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity except pursuant to a cash management system that is reasonably acceptable to the Required Lenders; and (iii) provide that its Board of Directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity's actions, which meetings will be separate from those of other entities.

(b)          Cash Management Systems.  Company and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to the Required Lenders, including, without limitation, with respect to sweep and pledged account arrangements.

(c)        Communication with Accountants.  Each Loan Party executing this Agreement authorizes each Agent and Lender to communicate directly (in the presence of an officer of the Company) with such Loan Party's independent certified public accountants and authorizes and shall instruct those accountants to communicate (including the delivery of audit drafts and letters to management) with each Agent and each Lender information relating to the audit report and their review of the financial statements of Company and its Subsidiaries; provided that the applicable Agent or Lender, as the case may be, shall provide such Loan Party with notice at least two (2) Business Days prior to first initiating any such communication.

Section 5.15.        Post-Closing Matters  Borrowers shall, and shall cause each of the Loan Parties to, satisfy the requirements set forth on Schedule 5.15 on or before the date specified for such requirement or such later date to be determined by the Required Lenders.

Section 5.16.        Books and Records.  Company and its Subsidiaries shall maintain at all times at the chief executive office of Company copies of all books and records of Company and its Subsidiaries.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VI.

Section 6.1.          Indebtedness.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except Permitted Indebtedness.

Section 6.2.         Liens.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except Permitted Liens.

Section 6.3.         Equitable Lien.  If any Loan Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Agents or Required Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

Section 6.4.         No Further Negative Pledges.  Except (a) with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted under Section 6.9, (b) with respect to restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) as permitted under the Loan Documents, no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

Section 6.5.         Restricted Junior Payments.  No Loan Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment; provided that Company may redeem, acquire, retire or repurchase its Capital Stock (or any options, warrants, restricted stock, stock appreciation rights or other equity-linked interests issued with respect to any of such Capital Stock) in an aggregate amount not to exceed $30,000,000 so long as the Consolidated Total Leverage Ratio on a pro forma basis as of the date of the most recently ended Fiscal Quarter for which financial statements have been delivered does not exceed 5.00:1.00.

Section 6.6.        Restrictions on Subsidiary Distributions.  Except as provided herein, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of a Loan Party to (a) pay dividends or make any other distributions on any of such Subsidiary's Capital Stock owned by a Loan Party or any other Subsidiary of a Loan Party, (b) repay or prepay any Indebtedness owed by such Subsidiary to a Loan Party or any other Subsidiary of a Loan Party, (c) make loans or advances to a Loan Party or any other Subsidiary of a Loan Party, or (d) transfer any of its property or assets to a Loan Party or any other Subsidiary of a Loan Party other than, in each case, restrictions (i) in agreements evidencing Capital Leases and purchase money Indebtedness permitted by clause (h) of the definition of “Permitted Indebtedness” that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business and (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.  No Loan Party shall, nor shall it permit its Subsidiaries to, enter into any Contractual Obligations which would prohibit a Subsidiary of Company from being a Loan Party.

Section 6.7.         Investments.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except Permitted Investments.  Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

Section 6.8.          Financial Covenants.

(a)          Minimum Fixed Charge Coverage Ratio.  Company and its Subsidiaries shall not permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2020, to be less than 1.00:1.00.

(b)         Capital Expenditures.  Company and its Subsidiaries shall not permit their aggregate amount of Capital Expenditures (i) during any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2019, to exceed $2,000,000 and (ii) during any Fiscal Year, beginning with the Fiscal Year ending June 30, 2020, to exceed $6,000,000; provided that, for purposes of this Section 6.8(b), Capital Expenditures shall not include Capital Expenditures made by a Loan Party to acquire Capital Assets to the extent such Capital Assets are to be contemporaneously sold or leased by such Loan Party in accordance with the terms of this Agreement.

(c)         Consolidated EBITDA.  Company and its Subsidiaries shall not permit the Consolidated EBITDA (i) for the Fiscal Year ending June 30, 2020 to be less than $8,000,000 and (ii) as of the day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2020, to be less than the amounts specified below as of the correlative dates indicated:

Four Fiscal Quarters Ending	Consolidated EBITDA
September 30, 2020	$9,000,000
December 31, 2020	$9,000,000
March 31, 2021	$9,000,000
June 30, 2021	$9,000,000
September 30, 2021	$10,000,000
December 31, 2021	$10,000,000
March 31, 2022	$10,000,000
June 30, 2022	$10,000,000
September 30, 2022	$11,000,000
December 31, 2022	$11,000,000
March 31, 2023	$11,000,000
June 30, 2023	$11,000,000
September 30, 2023	$12,000,000
December 31, 2023	$12,000,000
March 31, 2024	$12,000,000
June 30, 2024	$12,000,000
September 30, 2024	$13,000,000

(d)         Certain Calculations.  With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a "Subject Transaction"), for purposes of determining compliance with the Consolidated EBITDA covenant set forth in this Section 6.8 and any Consolidated Total Leverage Ratio test herein (but excluding the Minimum Fixed Charge Ratio set forth in Section 6.8(a) and the Capital Expenditure covenant set forth in Section6.8(b)), Consolidated EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments approved by the Required Lenders in their sole discretion) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Company and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Term Loans incurred during such period).

Section 6.9.         Fundamental Changes; Disposition of Assets; Acquisitions.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)        Subject to compliance with Section 5.14, any Subsidiary of Company that may be merged with or into a Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased (including leases of equipment), transferred or otherwise disposed of, in one transaction or a series of transactions, to a Borrower or any Guarantor; provided that in the case of such a merger, (i) a Borrower or such Guarantor, as applicable, shall be the continuing or surviving Person, (ii) any Liens in favor of any Person other than Lenders that encumber the assets of the Person so merged shall not attach to any assets of the surviving Person, other than those assets being acquired to the extent such Lien is a Permitted Lien, (iii) any Liens in favor of Lenders that encumber the assets of the surviving Person shall attach to any assets of the person so merged in a first and senior priority position on terms acceptable to the Required Lenders pursuant to a written intercreditor agreement and (iv) no increase in the Tax obligations of Company or the holders of Capital Stock of Company shall result therefrom,;

(b)         disposals of obsolete or worn out property;

(c)         the sale or lease of equipment and/or inventory in the ordinary course of business;

(d)         pursuant to Permitted Lease Receivables Finance Programs, Permitted Equipment/Lease Sale Programs or a Qualified Collection/Processing Arrangement;

(e)         Asset Sales (other than those provided in this Section 6.09), the proceeds of which are less than $2,500,000 in the aggregate in any Fiscal Year; provided that (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Directors of Company or the applicable Subsidiary (or similar governing body) and evidenced by customary resolutions to that effect (a copy of which resolutions shall be promptly delivered to the Agent), (B) no less than 100% thereof shall be paid in Cash, and (C) the Net Proceeds thereof shall be applied as required by Section 2.9(a);

(f)         Permitted Acquisitions in an aggregate amount not to exceed (i) $25,000,000 for any one transaction or series of related transactions or (ii) $50,000,000 during the term of this Agreement, in each case, so long as the Permitted Acquisition requirements are satisfied in the sole discretion of the Required Lenders or otherwise waived by the Required Lenders in their sole discretion pursuant to Section 10.5; and

(g)          other Permitted Investments.

Section 6.10.       Disposal of Subsidiary Interests.  Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder).

Section 6.11.       Sales and Lease Backs.  Except as set forth on Schedule 6.11, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Company or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than Company or any of its Subsidiaries) in connection with such lease.

Section 6.12.       Transactions with Shareholders and Affiliates.  No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of Company or any of its Subsidiaries or with any Affiliate of Company or of any such holder; provided that the Loan Parties and their Subsidiaries may enter into or permit to exist any such transaction if (a) such transaction is on Arm’s Length Terms, (b) such transaction has been approved by the disinterested members of the Board of Directors of Company, (c) if the aggregate value of the transaction is more than $1,000,000, Company has obtained from a valuation firm or investment bank in each case of national reputation and experienced in evaluating such transactions a customary opinion reasonably acceptable in form and substance to the Required Lenders confirming that the transaction is fair to the Loan Parties, and (d) if the aggregate value of the transaction is more than $5,000,000, such transaction has been consented to by the Required Lenders; provided further that the foregoing restrictions shall not apply to any of the following:

(a)          any transaction among the Loan Parties;

(b)          reasonable and customary fees paid to members of the Board of Directors (or similar governing body) of Company and its Subsidiaries who are not officers or employees of any Loan Party so long as such fees are paid to individuals (or such individual’s personal service company);

(c)          compensation arrangements for officers and other employees of Company and its Subsidiaries entered into in the ordinary course of business; and

(d)          transactions described in Schedule 6.12.

Company shall disclose in writing each transaction with any holder of 5% or more of any class of Capital Stock of Company or any of its Subsidiaries or with any Affiliate of Company or of any such holder to Agents and Lenders.

Section 6.13.       Conduct of Business.  From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (a) any business that is the same as, similar, incidental or complementary to the businesses engaged in by such Loan Party on the Closing Date, and (b) such other lines of business as may be consented to by the Required Lenders.

Section 6.14.        Changes to Certain Agreements and Organizational Documents.

(a)         Except to the extent permitted by Section 5.1(n), no Loan Party shall without the consent of the Required Lenders (such consent not to be unreasonably withheld, delayed or conditioned) (i) amend or permit any amendments to any Loan Party's Organizational Documents if such amendment would be adverse in any material respect to the interests of Agents or the Lenders or (ii) amend or permit any amendments to, or terminate or waive any provision of, any Material Contract if such amendment, termination, or waiver would be adverse in any material respect to the interests of Agents or the Lenders.

(b)        No Loan Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any subordinated Indebtedness, except as may be permitted pursuant to the applicable subordination and/or intercreditor arrangements, the terms and conditions of which are satisfactory to the Required Lenders.

Section 6.15.       Accounting Methods.  The Loan Parties will not and will not permit any of their Subsidiaries to modify or change its fiscal year or its method of accounting (other than as permitted by Section 1.2(a) or as may be required to conform to GAAP).

Section 6.16.       Deposit Accounts and Securities Accounts.  No Loan Party shall establish or maintain a Deposit Account or a Securities Account (other than an Excluded Account) that is not subject to a Control Agreement.  No Loan Party may close any Deposit Account or Securitites Account that is subject to a Control Agreement without the consent of the Required Lenders.  No Loan Party shall permit the proceeds of accounts receivable to be deposited into any Deposit Account or Securitites Account that is not subject to a Control Agreement.

Section 6.17.       Prepayments of Certain Indebtedness; Timely Payment in the Ordinary Course of Business.  No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9, and (c) intercompany Indebtedness to the extent permitted pursuant to the Intercompany Subordination Agreement.  Each Loan Party shall keep all of its trade payables and other ordinary course of business obligations and expenses paid on a current basis according to the terms thereof

Section 6.18.        Anti-Terrorism Laws.  None of the Loan Parties, nor any of their controlled Affiliates or agents shall:

(a)         conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person unless authorized by an OFAC general or specific license,

(b)          deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs unless authorized by an OFAC general or specific license or

(c)         engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the OFAC Sanctions Programs, the PATRIOT Act or any other applicable Anti-Terrorism Law.

The Borrowers shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming the Borrowers' compliance with this Section 6.18.

ARTICLE VII

GUARANTY

Section 7.1.         Guaranty of the Obligations.  Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the "Guaranteed Obligations").

Section 7.2.         Contribution by Guarantors.  All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor's Aggregate Payments to equal its Fair Share as of such date.  "Fair Share" means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the Guaranteed Obligations.  "Fair Share Contribution Amount" means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided solely for purposes of calculating the "Fair Share Contribution Amount" with respect to any Guarantor for purposes of this Section 7.2, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor.  "Aggregate Payments" means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor.  The allocation among Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

Section 7.3.         Payment by Guarantors.  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrowers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrowers becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrowers for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.4.         Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)          this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)          any Agent may enforce this Guaranty upon the occurrence and during the continuation of an Event of Default notwithstanding the existence of any dispute between a Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)        the obligations of each Guarantor hereunder are independent of the obligations of Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not a Borrower is joined in any such action or actions;

(d)          payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor's liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if any Agent is awarded a judgment in any suit brought to enforce any Guarantor's covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor's liability hereunder in respect of the Guaranteed Obligations;

(e)          any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against a Borrower or any security for the Guaranteed Obligations and (vi) exercise any other rights available to it under the Loan Documents; and

(f)         this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary's consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which a Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.5.         Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Beneficiaries:  (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of a Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary's errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.6.        Guarantors' Rights of Subrogation, Contribution, etc.    Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.7.          Subordination of Other Obligations.  Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision hereof.

Section 7.8.         Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.9.          Authority of Guarantors or Borrowers.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10.        Financial Condition of Borrowers.  Any Credit Extension may be made to any Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of any Borrower at the time of any such grant or continuation is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor's assessment, of the financial condition of any Borrower.  Each Guarantor has adequate means to obtain information from Borrowers on a continuing basis concerning the financial condition of each Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Borrower and of all circumstances bearing upon the risk of non-payment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of each Borrower now known or hereafter known by any Beneficiary.

Section 7.11.        Bankruptcy, etc.

(a)        So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Agents acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)          Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)         In the event that all or any portion of the Guaranteed Obligations are paid by Borrowers, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12.        Discharge of Guaranty upon Sale of Guarantor.  If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

Section 7.13.        Limitation.  It is the intent of each Guarantor and the Agents that the maximum Guaranteed Obligations hereunder shall be, but not in excess of:

(a)         in a case or proceeding commenced by or against any Guarantor under the provisions of Title 11 of the Bankruptcy Code, on or within one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor owed to the Beneficiaries) to be avoidable or unenforceable against such Guarantor under (i) Section 548 of the Bankruptcy Code or (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(b)          in a case or proceeding commenced by or against any Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Beneficiaries) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(c)         in a case or proceeding commenced by or against any Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Beneficiaries) to be avoidable or unenforceable against such Guarantor under such law, statute or regulation, including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

(d)         The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of such Guarantor to the Beneficiaries) as may be determined in any case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”.  To the extent set forth in Section 7.13(a), (b) and (c) but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance or found unenforceable under the Avoidance Provisions, if any Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by such Guarantor, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Beneficiaries), as so reduced, to be subject to avoidance or unenforceability under the Avoidance Provisions.

(e)          This Section 7.13 is intended solely to preserve the rights of the Beneficiaries hereunder to the maximum extent that would not cause the Guaranteed Obligations of such Guarantor to be subject to avoidance or unenforceability under the Avoidance Provisions, and neither the Guarantors nor any other Person shall have any right or claim under this Section 7.13 as against the Beneficiaries that would not otherwise be available to such Person under the Avoidance Provisions.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1.          Events of Default.  If any one or more of the following conditions or events shall occur:

(a)          Failure to Make Payments When Due.  Failure by any Borrower to pay (i) the principal of and premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise, (ii) when due any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (iii) within three (3) Business Days of when due any interest on any Loan or any fee, including without limitation the Prepayment Premium and Commitment Termination Fee, or any other amount due hereunder; or

(b)          Default in Other Agreements.  (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual or aggregate principal amount of $500,000 or more, in each case beyond the grace period, if any, provided therefor, or (ii) breach or default by any Loan Party with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause Company or any of its Subsidiaries to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)          Breach of Certain Covenants.  Failure of any Loan Party to perform or comply with any term or condition contained in (i) Section 2.4, Section 5.1 (other than clauses (h) and (m)), Section 5.2 (as to existence), Section 5.3, Section 5.5, Section 5.6, Section 5.8(a), Section 5.10, Section 5.14, Section 5.15 or Section 5.16, or Article VI or (ii) Section 5.1(h), Section 5.1(m), Section 5.2 (other than with respect to existence), Section 5.4, Section 5.7, Section 5.11 or Section 5.13 and, in the case of this clause (ii), such default shall not have been remedied or waived within ten (10) Business Days after the earlier of (x) an officer of such Loan Party becoming aware of such default or (y) receipt by Company of notice from Agents or any Lender of such default; or

(d)         Breach of Representations, etc.  Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of the date made or deemed made; or

(e)         Other Defaults under Loan Documents.  Any Loan Party shall default in the performance of or compliance with any term contained herein or in any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by Company of notice from any Agent or any Lender of such default; or

(f)          Involuntary Bankruptcy; Appointment of Receiver, etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)        Voluntary Bankruptcy; Appointment of Receiver, etc.  (i) Company or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or similar governing body) of Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)         Judgments and Attachments.  Any money judgment, regulatory fine levied by a Governmental Authority, writ or warrant of attachment or similar process involving an amount in excess of the amounts set forth on Schedule 8.1(h) in an individual case or other legal or regulatory proceeding or in the aggregate at any time (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered, decided or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days; or

(i)           Dissolution.  Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j)          Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of any Loan Party or any of its ERISA Affiliates in excess of $1,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or

(k)          Change of Control.  A Change of Control shall have occurred; or

(l)         Guaranties, Collateral Documents and other Loan Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Agents shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Agents or any Secured Party to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

(m)        Proceedings.  The indictment of any Loan Party or any of its Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party or any of its Subsidiaries pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person; or

(n)          Cessation of Business.  (i) Any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than 15 days; (ii) any other cessation of a substantial part of the business of Company or any of its Subsidiaries engaged in material operations for a period which materially and adversely affects Company or any of its Subsidiaries; or (iii) any material damage to, or loss, theft or destruction of, any Collateral whether or not insured or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at a Real Property, if any such event or circumstance referred to in this clause (iii) could reasonably be expected to have a Material Adverse Effect;

(o)         Subordinated Indebtedness.  There shall occur and be continuing any "Event of Default" (or any comparable term) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness.  Any of the Obligations for any reason shall cease to be "Senior Indebtedness" or "Designated Senior Indebtedness" (or any comparable terms) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness.  Any Indebtedness other than the Obligations shall constitute "Designated Senior Indebtedness" (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness.  The subordination provisions of the documents (including, without limitation, any subordination agreement) evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated indebtedness;

THEN, (A) upon the occurrence of any Event of Default described in Section 8.1(f) or Section 8.1(g), automatically, and (B) upon the occurrence and during the continuation of any other Event of Default, at the request of (or with the consent of) Required Lenders, upon notice to Company by Agents, (1) the Commitments, if any, of each Lender having such Commitments shall immediately terminate; (2) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party:  (x) the unpaid principal amount of and accrued interest on the Term Loans, and (y) all other Obligations; and (3) Agents may enforce any and all Liens and security interests created pursuant to Collateral Documents.

ARTICLE IX

AGENTS

Section 9.1.          Appointment.

(a)          Each of the Lenders hereby (i) irrevocably appoints Administrative Agent to serve as administrative agent under the Loan Documents and Collateral Agent to serve as collateral agent under the Loan Documents, and authorizes such Agents to execute, deliver and administer the Loan Documents and to take such actions and to exercise such powers as are delegated to each such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders hereby grants to the Agents any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender's behalf.  Neither the Borrowers nor any other Loan Party shall have rights as a third-party beneficiary of any such provisions.

(b)          Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Company, the Borrowers, any Guarantor, or any other Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.2.          Nature of Duties; Delegation.

(a)         The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents, and their duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, (i) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Requirement of Law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (ii) the Agents shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agents are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as either Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that neither Agent shall be required to take any action that, in its opinion, could expose either Agent to liability or be contrary to any Loan Document or any Requirement of Law, and (iii) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Company, any Borrower, any Guarantor, any other Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.  Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment); provided that no action taken or not taken at the direction of the Required Lenders shall be considered gross negligence or willful misconduct.  The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof (conspicuously stating that it is a "notice of default" and providing sufficient detail of such Default or Event of Default) is given to the Administrative Agent by Company, any Borrower or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in this Agreement or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to an Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the applicable Agent.  The Agents shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof).  The Agents also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.  The Agents may consult with legal counsel (who may be counsel for any Lender), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b)          Each Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective controlled Affiliates.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the controlled Affiliates of each of either Agent or any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Agents.  The Agents shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the applicable Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.3.          Successor Agent.

(a)         Subject to the terms of this Section 9.3, either Agent may resign at any time from its capacity as such or the Required Lenders can elect to remove any Agent at any time.  In connection with such resignation, such Agent shall give notice of its intent to resign to the Lenders and the Borrowers.  In connection with such removal, the Required Lenders shall give notice of their intent to remove such Agent to the Agents, the Lenders and the Borrowers.  Upon receipt of any such notice of resignation or the giving of such notice of removal, the Required Lenders shall have the right, in consultation with (but without need for consent of) the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after such Agent gives notice of its intent to resign or the Required Lenders give notice of their intent to replace such Agent, as the case may be, then such Agent may, on with the consent of the Required Lenders, appoint a successor Agent, which shall be (i) a bank with an office in New York, New York, or an Affiliate of any such bank, (ii) a Lender or (iii) any other Person with the prior written consent of the Required Lenders; provided that no consent of the Borrowers shall be required.  Upon the acceptance of its appointment as Administrative Agent and/or Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the Agent so retiring or removed, and such Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrowers and such successor.

(b)          Notwithstanding the foregoing, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign or the Required Lenders give notice of their intent to replace the Agent being removed, in the case of a retirement, such Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrowers, or, in the case of a removal, the Required Lenders may give notice of the effectiveness of the removal to the Agents, the Lenders and the Borrowers, in each case, whereupon, on the date of effectiveness of such resignation or removal stated in such notice, (i) the Agent so retiring or removed shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to an Agent under any Collateral Document for the benefit of the Secured Parties, the Agent so retiring or removed shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of such Agent, shall continue to hold such Collateral, in each case until such time as a successor Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that no Agent so retiring or removed shall have any duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the Agent so retiring or removed; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender.

(c)         Following the effectiveness of either Agent's resignation or removal from its capacity as such, the provisions of this Article IX, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retired or removed Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent and in respect of the matters referred to in the proviso under clause (b)(i) above.

Section 9.4.          Non-Reliance on Agents; Lender Consent.

(a)         Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender, or any of the controlled Affiliates of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender, or any of the controlled Affiliates of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)         Each Lender, by delivering its signature page to this Agreement and funding its Term Loans on the Closing Date, or delivering its signature page to an Assignment and Assumption in the form of Exhibit C or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

Section 9.5.          Collateral Matters.

(a)          Except with respect to the exercise of setoff rights of any Lender in accordance with this Agreement or with respect to a Lender's right to file a proof of claim in an insolvency proceeding, no Secured Party (other than an Agent in its capacity as such) shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by an Agent on behalf of the Secured Parties in accordance with the terms thereof.  In the event of a foreclosure by an Agent or sub-agent on any of the Collateral pursuant to a public or private sale or other disposition, the Agent, any sub-agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and either Agent or any sub-agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

(b)         In furtherance of the foregoing and not in limitation thereof, no hedging agreement the obligations under which constitute Secured Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document.  By accepting the benefits of the Collateral, each Secured Party that is a party to any such hedging agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)          The Secured Parties irrevocably authorize each of the Agents, at its option and in its discretion, to subordinate any Lien on any property granted to or held by an Agent under any Loan Document to the holder of any Lien on such property that is a Permitted Lien and to release any Loan Party or Lien in the event there is a disposition of Collateral permitted under this Agreement or approved by the requisite amount of Lenders.  The Agents shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.6.         Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Secured Obligations including any Prepayment Premium, and indemnified or reimbursable amounts that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under this Article IX).

Section 9.7.         No Third Party Beneficiaries.  The provisions of this Article IX are solely for the benefit of the Agents and the Lenders, and, none of Company, any other Borrower or any Guarantor or Subsidiary shall have any rights as a third party beneficiary of any such provisions.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations (as defined in the Pledge and Security Agreement) provided under the Loan Documents, to have agreed to the provisions of this Article IX.

Section 9.8.        Right to Indemnity.  EACH LENDER, IN PROPORTION TO ITS PRO RATA SHARE, SEVERALLY AGREES TO INDEMNIFY AND HOLD EACH AGENT, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF EACH AGENT (EACH, AN "INDEMNITEE AGENT PARTY"), TO THE EXTENT THAT SUCH INDEMNITEE AGENT PARTY SHALL NOT HAVE BEEN REIMBURSED BY ANY LOAN PARTY, HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH INDEMNITEE AGENT PARTY IN EXERCISING ITS POWERS, RIGHTS AND REMEDIES OR PERFORMING ITS DUTIES HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH INDEMNITEE AGENT PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; PROVIDED NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH INDEMNITEE AGENT PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER.  IF ANY INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH LENDER'S PRO RATA SHARE THEREOF; AND PROVIDED FURTHER THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE.

Section 9.9.         Agency for Perfection.  Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfection the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party.  Should Administrative Agent or any Lender obtain possession or control of any such Collateral, Administrative Agent or such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent's request therefore shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent's instructions.  In addition, Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE X

MISCELLANEOUS

Section 10.1.        Notices.

(a)        Notices Generally.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Loan Party, Collateral Agent or Administrative Agent, shall be sent to such Person's address as set forth on Appendix B or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Each notice hereunder shall be in writing and may be personally served, telexed or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided no notice to any Agent shall be effective until received by such Agent.

(b)          Electronic Communications.

(i)         Each Agent and Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii)         Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both subclauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 10.2.       Expenses.  Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree to pay promptly (a) all of each Agent's and each Lender’s actual documented and reasonable out-of-pocket costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto, (b) all the actual documented and reasonable out-of-pocket costs and expenses fees, expenses and disbursements of counsel to Agents and Lenders in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrowers, (c) all the actual documented and reasonable out-of-pocket costs and expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents, (d) all of each Agent's and each Lender’s actual documented and reasonable out-of-pocket costs and expenses for, and disbursements of any of such Agent's or Lender’s auditors, accountants, consultants or appraisers whether internal or external, and all reasonable documented and out-of-pocket attorneys' fees (including actual documented and reasonable out-of-pocket expenses and disbursements of outside counsel) incurred by each Agent and each Lender, (e) all actual documented and reasonable out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Agents or Lenders and their respective counsel) in connection with the custody or preservation of any of the Collateral, (f) all the actual costs and reasonable expenses of Agents and Lenders in connection with the attendance at any meetings in connection with this Agreement and the other Loan Documents (including the meetings referred to in Section 5.7), (g) all other actual and reasonable documented out-of-pocket costs and expenses incurred by each Agent and each Lender in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby and (h) after the occurrence and during the continuation of a Default or an Event of Default, all reasonable and documented out-of-pocket costs and expenses, including reasonable and documented out-of-pocket attorneys' fees  and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work out" or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 10.3.        Indemnity.

(a)          IN ADDITION TO THE PAYMENT OF EXPENSES PURSUANT TO SECTION 10.2, WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSUMMATED, EACH LOAN PARTY AGREES TO DEFEND (SUBJECT TO INDEMNITEES' SELECTION OF COUNSEL), INDEMNIFY, PAY AND HOLD HARMLESS, EACH AGENT AND LENDER, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF EACH AGENT AND EACH LENDER (EACH, AN "INDEMNITEE"), FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; PROVIDED NO LOAN PARTY SHALL HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO ANY INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER, OF THAT INDEMNITEE.  TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN THIS SECTION 10.3 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY ARE VIOLATIVE OF ANY LAW OR PUBLIC POLICY, THE APPLICABLE LOAN PARTY SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED LIABILITIES INCURRED BY INDEMNITEES OR ANY OF THEM.

(b)        To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against Lenders and Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Company and each Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.4.      Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each Lender and their respective Affiliates is hereby authorized by each Loan Party at any time or from time to time subject to the consent of Agents (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than an Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts or any Excluded Accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party (in whatever currency) against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

Section 10.5.        Amendments and Waivers.

(a)         Required Lenders' Consent.  Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders, which may be effected unilaterally by the Required Lenders (with a copy to the Administrative Agent, if not already a party thereto).

(b)          Affected Lenders' Consent.  Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)          extend the scheduled final maturity of any Term Loan or Note;

(ii)         waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)        reduce the rate of interest on any Term Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.77) or any fee payable hereunder;

(iv)        extend the time for payment of any such interest or fees;

(v)         reduce the principal amount of any Loan;

(vi)        amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(vii)      amend the definition of "Required Lenders" or "Pro Rata Share" or change the Lender consent standard for any provision requiring Required Lender consent to a standard that is less than Required Lenders;

(viii)      release all or substantially all of the Collateral or all or any Guarantor from the Guaranty except in connection with a transaction (or to the extent as) expressly permitted in the Loan Documents;

(ix)        other than as contemplated by Section 9.5(c), subordinate any of the Obligations or any Lien created by this Agreement or any other Loan Document; or

(x)         consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document.

(c)          Other Consents.  No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall amend, modify, terminate or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)          Execution of Amendments, etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

Section 10.6.        Successors and Assigns; Participations.

(a)          Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Loan Party's rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.8, Indemnitees under Section 10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Register.  Borrowers, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Term Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e).  Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)         Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Term Loans owing to it or other Obligations (provided that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Term Loan and any related Commitments):

(i)           to any Person meeting the criteria of clause (a) of the definition of the term of "Eligible Assignee" upon the giving of notice to Company and Administrative Agent; and

(ii)         to any Person otherwise constituting an Eligible Assignee with the consent of Administrative Agent; provided each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $100,000 (or such lesser amount as may be agreed to by Administrative Agent or as shall constitute the aggregate amount of the Term Loan of the assigning Lender) with respect to the assignment of Term Loans.

(d)         Mechanics.  The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, a processing and recordation fee in the amount of $3,500.00, and, if not already a Lender, an administrative questionnaire and other requested know-your-customer documentation, including such forms or certificates with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.15(d).

(e)          Notice of Assignment.  Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms or certificates required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company and shall maintain a copy of such Assignment Agreement.

(f)          Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Term Loans, as the case may be, (iii) it will make or invest in, as the case may be, its Commitments or Term Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of Term Loans or any interests therein shall at all times remain within its exclusive control) and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party.

(g)         Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the later (i) of the "Effective Date" specified in the applicable Assignment Agreement or (ii) the date such assignment is recorded in the Register:  (A) the assignee thereunder shall have the rights and obligations of a "Lender" hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a "Lender" for all purposes hereof; (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations hereunder, such Lender shall cease to be a party hereto; provided anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (C) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (D) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrowers shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Term Loans of the assignee and/or the assigning Lender.

(h)          Participations.

(i)          Each Lender shall have the right at any time to sell one or more participations to any Person (other than Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Term Loans or in any other Obligation.  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Term Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or any Guarantor from the Guaranty (in each case, except as expressly provided in the Loan Documents) supporting the Term Loans hereunder in which such participant is participating.  Borrowers agree that each participant shall be entitled to the benefits of Section 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless, at the time such participant is claiming such benefits, Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrowers, to comply with Section 2.15 as though it were a Lender.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(ii)         In the event that any Lender sells participations in its Commitments, Term Loans or in any other Obligation hereunder, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name of all participants in the Commitments, Term Loans or Obligations held by it and the principal amount (and stated interest thereon) of the portion of such Commitments, Term Loans or Obligations which are the subject of the participation (the "Participant Register").  A Commitment, Term Loan or Obligation hereunder may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note shall expressly so provide).  No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i)          Certain Other Assignments.  In addition to any other assignment permitted pursuant to this Section 10.6, any Lender or Agent may assign, pledge and/or grant a security interest in, all or any portion of its Term Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender or Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit or financial arrangement to or for the account of such Lender or Agent or any of its Affiliates and any agent, trustee or representative of such Person (without the consent of, or notice to, or any other action by, any other party hereto), including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided no Lender or Agent, as between Borrowers and such Lender or Agent, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further in no event shall such Person, agent, trustee or representative of such Person or the applicable Federal Reserve Bank be considered to be a "Lender" or "Agent" or be entitled to require the assigning Lender or Agent to take or omit to take any action hereunder.

Section 10.7.       Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.8.        Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.13, 2.14, 10.2, 10.3, 10.4, and 10.10 and the agreements of Lenders set forth in Section 2.12 and Article IX shall survive the payment of the Term Loans and the termination hereof.

Section 10.9.        No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10.     Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11.     Severability.  In case any provision in or obligation hereunder or any Note or other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12.     Obligations Several.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, provided that the Lenders shall not have the right to individually exercise any rights or remedies under any of the Collateral Documents, all of which shall be exercised solely by the Administrative Agent or Collateral Agent (or any duly appointed sub-agent) upon instruction of Required Lenders for the ratable benefit of all Lenders.

Section 10.13.      Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.14.      APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 10.15.      CONSENT TO JURISDICTION.

(a)        ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY LOAN PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (IV) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b)         EACH LOAN PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1 OR COGENCY GLOBAL INC., LOCATED AT 10 E. 40TH STREET, NEW YORK, NEW YORK 10016, AND HEREBY APPOINTS COGENCY GLOBAL INC. AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS.  ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY LOAN PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.  IN THE EVENT COGENCY GLOBAL INC. SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF ANY LOAN PARTY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, SUCH LOAN PARTY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 10.15 ABOVE, AND ACCEPTABLE TO COLLATERAL AGENT, AS EACH LOAN PARTY'S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON EACH LOAN PARTY'S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

Section 10.16.     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TERM LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.17.    Confidentiality.  Each Agent and Lender shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender from Company or its Subsidiaries pursuant to the requirements hereof in accordance with such Lender's customary procedures for handling confidential information of such nature, it being understood and agreed by each Loan Party that, in any event, any Agent or Lender may make (i) disclosures of such information to Affiliates of such Agent or Lender and to their agents, advisors, directors and shareholders (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by any such Lender of any Loans or any participations therein; provided that such bona fide or potential assignee, transferee or participant shall be subject to a customary confidentiality agreement, (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any of the Agents or any Lender, (iv) disclosure to any Lender's financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, (v) disclosures of such information to any investors and partners of any Lender, provided that prior to any disclosure, such investor or partner is informed of the confidential nature of the information, and (vi) disclosure required or requested in connection with any public filings, whether pursuant to any securities laws or regulations or rules promulgated therefor (including the Investment Company Act of 1940 or otherwise) or representative thereof or by the National Association of Insurance Commissioners (and any successor thereto) or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Agent and Lender shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.  Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates' directors and employees to comply with applicable securities laws.  For this purpose, "tax structure" means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.  Notwithstanding the foregoing, on or after the Closing Date, any Agent may, at its own expense issue news releases and publish "tombstone" advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Loan Parties) (collectively, "Trade Announcements").  No Loan Party shall issue any Trade Announcement or disclose the name of any Agent or any Lender except (A) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (B) with the prior approval of such Agent and such Lender.

Section 10.18.     Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrowers shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrowers to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to Borrowers.  In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 10.19.     Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Delivery of an executed signature page to this agreement by electronic transmittal shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.20.      Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and each Agent of written or telephonic notification of such execution and authorization of delivery thereof.

Section 10.21.     PATRIOT Act Notice.  Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Agent, as applicable, to identify the Loan Parties in accordance with the PATRIOT Act, including the Beneficial Ownership Regulation.

Section 10.22.     Company.  Each Borrower hereby designates the Company to act as its representative and agent on its behalf, for the purposes of issuing Funding Notices and notices of conversion or continuation, giving instructions with respect to the disbursement of the proceeds of the Term Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions on behalf of each Borrower under the Loan Documents.  The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Company in its capacity as Company as a notice or communication from each Borrower.  Each warranty, covenant, agreement and undertaking made on behalf of each Borrower by the Company in its capacity as Company for the Borrowers shall be deemed for all purposes to have been made by each Borrower and shall be binding upon and enforceable against each Borrower to the same extent as it if the same had been made directly by each of the Borrowers.  Such appointment shall remain in full force and effect unless and until each Agent shall have received written notice signed by each Borrower terminating such appointment.  The Borrowers shall have the right, to appoint another Borrower as agent under this Section 10.22 with the prior written consent of each Agent (such consent not to be unreasonably withheld or delayed).  It is understood that the handling of the loan account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof.  Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the loan account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Agents and the Lenders to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the loan account and Collateral of the Borrowers as herein provided, (b) the Agents and the Lenders relying on any instructions of the Company, or (c) any other action taken by any Agent or any Lender hereunder or under the other Loan Documents.

Section 10.23.      Joint and Several Liability of Borrowers.

(a)          Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Beneficiaries under the Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)        Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 10.23), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)          If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d)          The Obligations of each Borrower under the provisions of this Section 10.23 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this clause (d)) or any other circumstances whatsoever.

(e)         Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Term Loans, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agents or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agents or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agents or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 10.23 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 10.23, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 10.23 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 10.23 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f)          Each Borrower represents and warrants to Agents and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Agents and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers' financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)         The provisions of this Section 10.23 are made for the benefit of each Beneficiary, and its successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of each Beneficiary, or any of its successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 10.23 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 10.23 will forthwith be reinstated in effect, as though such payment had not been made.

(h)          Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agents or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in Cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to any Beneficiary hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in Cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in Cash before any payment or distribution of any character, whether in Cash, securities or other property, shall be made to any other Borrower therefor.

(i)          Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in Cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agents, and such Borrower shall deliver any such amounts to Administrative Agent for application to the Obligations in accordance with this Agreement.

Section 10.24.     Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)         the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

USA TECHNOLOGIES, INC.

By:	/s/ Donald W. Layden, Jr.
Name: Donald W. Layden, Jr.
Title: Interim Chief Executive Officer

GUARANTORS:

CANTALOUPE SYSTEMS, INC.

By:	/s/ Donald W. Layden, Jr.
Name: Donald W. Layden, Jr.
Title: Interim Chief Executive Officer

STITCH NETWORKS CORPORATION

By:	/s/ Donald W. Layden, Jr.
Name: Donald W. Layden, Jr.
Title: Interim Chief Executive Officer

USAT CAPITAL CORP LLC

By:	/s/ Donald W. Layden, Jr.
Name: Donald W. Layden, Jr.
Title: Interim Chief Executive Officer

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:

CORTLAND CAPITAL MARKET SERVICES LLC

By:	/s/ Emily Ergang Pappas
Name: Emily Ergang Pappas
Title: Associate Counsel

LENDER:

ANTARA CAPITAL MASTER FUND LP

By:	Antara Capital LP
not in its individual corporate capacity,
but solely as Investment Advisor and agent

	By:	Antara Capital GP LLC
Its general partner

By:	/s/ Himanshu Gulati
Name: Himanshu Gulati
Title: Managing Member

APPENDIX A
TO FINANCING AGREEMENT

Commitments

Lender	Term Loan Commitment	Pro Rata Share
Antara Capital Master Fund LP	$15,000,000	100%
Total	$15,000,000	100%

Lender	Subsequent Draw Commitment	Pro Rata Share
Antara Capital Master Fund LP	$15,000,000	100%

Total	$15,000,000	100%

APPENDIX B
TO FINANCING AGREEMENT

Notice Addresses

Loan Parties

USA Technologies, Inc.
100 Deerfield Lane, Suite 300
Malvern, PA 19355
Attention: Glen Goold, Interim Chief Financial Officer
Phone:   610-989-0340
Email:   ggoold@usatech.com

with a copy to (which shall not constitute notice):

Lurio & Associates, P.C.
Suite 3120, One Commerce Square
2005 Market Street
Philadelphia, PA 19103
Attention: Douglas M. Lurio, Esquire
Phone 215-665-9300
Fax 215-665-8582
Email:   dlurio@luriolaw.com

Administrative Agent and Collateral Agent

Cortland Capital Market Services LLC
225 West Washington Street, 9th Floor
Chicago, Illinois 60606
Attention: Kaleigh Rowe and Legal Department
Email:    cpcagency@cortlandglobal.com and legal@cortlandglobal.com

with a copy to (which shall not constitute notice):

Milbank LLP
2029 Century Park East, Suite 3300
Los Angeles, CA 90067
Attention:  Eric Reimer, Esq.
Facsimile: 213 892-7477
Email:   ereimer@milbank.com

APPENDIX B